Exhibit 10.29

FACILITIES LEASE

between

VIRGIN GALACTIC, LLC

and

NEW MEXICO SPACEPORT AUTHORITY

Contents

1.	Recitals		1
2.	Definitions		1
3.	Term		8
	3.1.	Initial Term	8
	3.2.	Extended Term	8
	3.3.	Surrender of Premises	9
	3.4.	Removal of Personal Property	9
	3.5.	Holding Over	9
	3.6.	Termination Before Date of Beneficial Occupancy	10
	3.7.	Termination Due to Insufficient Amounts in Spaceport Authority Fund	10
4.	Facilities and Use of Same		11
5.	Option		17
6.	Rentals, Fees and Charges		23
	6.1.	General	23
	6.2.	Virgin Facilities	23
	6.3.	Ground	24
	6.4.	User Fees	25
	6.5.	Payment Provisions	27
	6.6.	Place of Payment	27
	6.7.	Late Payment Fees	27
	6.8.	Performance Guarantee	28
	6.9.	Other Taxes and Utility Costs	29
	6.10.	Non-Waiver	29
7.	Representations of Virgin		29
8.	Representations of the Authority		30
9.	Utilities		30
10.	Maintenance of Spaceport		31
	10.1.	Authority	32
	10.2.	Virgin	33
	10.3.	Authority’s Right to Inspect and Make Repairs	33
	10.4.	Alterations, Improvements, Payment Bond	33
	10.5.	Debts, Liens	34
11.	Condemnation and Eminent Domain		34
	11.1.	Total or Substantial Taking	34
	11.2.	Less Than Total or Substantial Taking	34
12.	Spaceport Security		35
13.	Damage or Destruction of Premises		37
	13.1.	Minor Damage	37
	13.2.	Major Damage	38
	13.3.	Limits of The Authority’s Obligations Defined	39
	13.4.	Force Majeure	39
14.	Environmental Matters		39
	14.1.	Environmental Definitions	39
	14.2.	Environmental Compliance	40
	14.3.	Site Contamination	42

i

	14.4.	Storage Tanks	43
	14.5.	Environmental Indemnification	43
	14.6.	Environmental Audit	43
	14.7.	Inspection	44
	14.8.	Contamination Caused by Force Majeure	44
	14.9.	End of Occupancy	44
	14.10.	No Assumption of Liability	44
15.	Insurance and Indemnification		44
	15.1.	General Requirements	44
	15.2.	Approval of Insurance	45
	15.3.	Comprehensive Aviation Liability Including Airport/Spaceport Premises Liability, Aircraft Liability (including passengers), Contractual Liability and Products/Completed Operations	45
	15.4.	Workers’ Compensation and Employer’s Liability Insurance as Required by New Mexico Law	46
	15.5.	Additional Insured	46
	15.6.	Change in Limits	47
	15.7.	Contents Insurance	47
	15.8.	Builders Risk Insurance	47
	15.9.	Additional Requirements	47
	15.10.	The Authority’s Right to Remedy Breach by Virgin	48
	15.11.	Deductibles	48
	15.12.	Indemnification	48
	15.13.	Scope of Indemnification	48
	15.14.	Miscellaneous	49
	15.15.	Non-liability of Authority	49
	15.16.	New Mexico Tort Claims Act	49
	15.17.	Property Coverage	49
	15.18.	Additional coverage	50
16.	Transfer by Assignment or Subletting		50
	16.1.	General	50
17.	Virgin Default		50
	17.1.	Default by Virgin	50
	17.2.	Notice and Cure Periods	51
	17.3.	The Authority’s Right of Recovery	51
	17.4.	Termination by the Authority	52
18.	Authority Default		52
	18.1.	Default by Authority, Notice and Cure Periods	52
	18.2.	Right of Termination by Virgin	53
	18.3.	Virgin’s Self-Help and Offset Rights	53
19.	Failure to Occupy		54
20.	Other Remedies; Dispute Resolution		54
21.	General Provisions		55
	21.1.	Compliance With Law	55
	21.2.	Non-Discrimination	56
	21.3.	Consents, Approvals and Notices	56

ii

21.4.	Amendment or Waiver	57
21.5.	Construction and Interpretation	57
21.6.	Governing Law	57
21.7.	Consent to Jurisdiction and Venue	57
21.8.	Waiver of Jury Trial	57
21.9.	Entire Agreement	57
21.10.	No Third Party Beneficiaries	57
21.11.	Severability	58
21.12.	Gender, Singular/Plural	58
21.13.	Captions and Paragraph Headings	58
21.14.	No Agency, Joint Venture or Partnership	58
21.15.	No Waiver	58
21.16.	Further Assurances	58
21.17.	Time of the Essence	58
21.18.	Successors	58
21.19.	Governmental Rights and Powers	58
21.20.	Quiet Enjoyment	59
21.21.	Recordation	59
21.22.	Brokerage Disclosures	59
21.23.	Branding and Marketing	59
21.24.	Cooperation in Event of Legal Challenge	59
21.25.	Generally Accepted Accounting Principles	60
21.26.	True Lease	60
21.27.	Consequential Damages	60
21.28.	Counterpart Copies	60
EXHIBIT A – COMMON FACILITIES		62
EXHIBIT B – GROUND		63
EXHIBIT C – OPERATIONAL SPACEPORT PLAN		65
EXHIBIT D – VIRGIN FACILITIES		71
EXHIBIT E – OPTION AREA		74
EXHIBIT F – USERS FEES		75
EXHIBIT G – PERFORMANCE GUARANTEE		76
EXHIBIT H – MINIMUM NUMBER OF DAILY/YEARLY FLIGHTS & FULL/PART-TIME EMPLOYEES		79
EXHIBIT I – NEW MEXICO PROPERTY CERTIFICATE OF COVERAGE		80
EXHIBIT J – MEMORANDUM OF LEASE		81
EXHIBIT K – TERMINATION OF MEMORANDUM OF LEASE		85

iii

FACILITIES LEASE

The New Mexico Spaceport Authority (the “Authority”) and Virgin Galactic LLC, a Delaware limited liability company (“Virgin;” the Authority and Virgin being sometimes collectively referred to as the “Parties”) agree:

1. RECITALS.

1.1. The Authority leases certain real property in Sierra County, New Mexico (the “Land”), pursuant to New Mexico State Land Office Business Lease No. BL-1729 dated January 1, 2007 as amended by Business Lease Amendment I dated             , 2008 (the “Ground Lease”). As a condition precedent to the effectiveness of this Facilities Lease (the “Lease”), the Authority will obtain the signature of the Commissioner of Public Lands (“Commissioner”) on this Lease and the Commissioner’s signature will indicate the Commissioner (i) confirms that the Ground Lease is in full force and effect and has not been further amended, modified or supplemented, (ii) confirms that all rental payments payable by the Authority have been paid in full as of the date of this Lease, (iii) approves the entering into of this Lease and the use of the Land for the purposes contemplated by this Lease, including without limitation the installation of the improvements contemplated by the Development Agreement (defined below); and (iv) agrees that, if the Ground Lease is terminated for any reason (including, without limitation, as a result of a default by the Authority), then, so long as Virgin is not in default (beyond any cure period given) under this Lease and so long as rental payments due and payable under the Ground Lease have been paid (or defaults in payment have been cured) and continue to be timely paid, Virgin’s right to possession of the Land and the Facilities under the Ground Lease will not be disturbed nor will any of Virgin’s rights under the Facilities Lease be diminished, and the Commissioner (on behalf of the New Mexico State Land Office) will not unreasonably withhold, condition or delay consent to an assignment of the Ground Lease as contemplated by Paragraph 5.5 of the Ground Lease, and will use its best efforts, working cooperatively with the General Services Department of the State of New Mexico to identify promptly a designated successor to the Authority to take an assignment of the Authority’s interest under the Ground Lease and the Facilities Lease and to assume all of the Authority’s duties and obligations under the Facilities Lease so that the operation of the Spaceport is not interrupted.

1.2. The Authority intends to develop a commercial space launch facility called Spaceport America (the “Spaceport”) on the Land pursuant to the Development Agreement between Virgin and the Authority dated [_], 2008 (the “Development Agreement”).

1.3. Virgin wishes to lease from the Authority and the Authority wishes to lease to Virgin certain Facilities (defined below) and the Ground (defined below) in accordance with the terms and conditions of this Lease.

2. DEFINITIONS. The following words and phrases, wherever used in this Lease, will, for the purpose of this Lease, have the following meanings:

2.1. Aircraft. WhiteKnightTwo, SpaceShipTwo and other spacecraft and conventional aircraft owned, leased or operated by Virgin or its Affiliates or other Tenants.

2.2. Affiliate. With respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership or voting securities or by contract or otherwise.

2.3. Airfield. All landing areas, runways, taxiways, ramps, aprons, adjacent field areas and related support Facilities, except for areas designed and intended for exclusive use by a Tenant.

2.4. Applicable Laws. All federal, State and local laws, statutes, ordinances, rules, regulations, orders, determinations and court decisions applicable to the Spaceport and this Lease.

2.5. Astronaut. A person who actually travels on SpaceShipTwo or other spacecraft.

2.6. Authority Event of Default. Has the meaning set forth in Paragraph 18.1 of this Lease.

2.7. Authorized Representatives. Those individuals designated in writing from time to time by each of the Authority and Virgin as authorized to act on behalf of each. The initial Authorized Representatives for the Authority and Virgin are, for the Authority, the actual or acting Executive Director of the Authority and the actual or acting Chair of the Authority, jointly and severally, and, for Virgin, the Project and Operations Director and the Project Manager, jointly and severally.

2.8. Bankruptcy Event. With respect to any Person, the occurrence of any of the following: (a) the commencement by such Person of any case, proceeding or other action: (i) under any Insolvency Law seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to such Person’s debts, or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or such Person will make a general assignment for the benefit of its creditors; or (b) the commencement against such Person of any case, proceeding or other action of a nature referred to in clause (a) above which will not have been dismissed, stayed or bonded pending appeal within 60 Days from the entry thereof.

2.9. Bond Legislation. All legislation (including, without limitation, the Regional Spaceport District Act) that authorizes the issuance and sale of Bonds, and any additional successor bond legislation that may be enacted with respect to future series of Bonds, or other document(s) with a similar purpose.

2.10. Bonds. The bonds that may be issued by the Authority or any State Agency to provide financing for the construction or operation, or both, of the Spaceport.

2.11. Budget. The annual operating budget for the Spaceport, which will include, without limitation, the budget for (a) the O&M Expenses, (b) the Debt Service, (c) upcoming Capital Improvements or major maintenance expenses that may be required, and (d) the User Fees.

2.12. Business Day. A Day other than a weekend Day or a Day on which banks located in Las Cruces, New Mexico, are closed. For purposes of this Lease, the Friday after Thanksgiving is not a Business Day.

2.13. Capital Improvements. (a) The acquisition of land or easements; (b) the planning, engineering, design, or construction of new Facilities; (c) the performance of any extraordinary, non-recurring major maintenance of existing Facilities that may be acquired, purchased, or constructed by the Authority to improve, maintain, or develop the Spaceport, or (d) any single item that is typically capitalized under generally accepted accounting principles and has a cost of One Thousand and No/100s Dollars ($1000) or more and a useful life in excess of 1 year.

2.14. CHRC. A Federal Bureau of Investigation fingerprint-based criminal history records check.

2.15. CID. The State of New Mexico Construction Industries Division.

2.16. Common Facilities. Has the meaning set forth in Paragraph 4.2 and Exhibit ”A” of this Lease.

2.17. Compensating Tax. The New Mexico excise tax set forth under Section 7-9-7 NMSA 1978, as amended from time to time.

2.18. Construction Contract. A contract between the Authority and a contractor for the performance of all or part of the construction of the Spaceport, or a contract between Virgin and a contractor for the installation and construction of the Virgin TF&E.

2.19. CPI. The Consumer Price Index for all Urban Consumers, Selected Areas-West Region All Items, 1982-1984=100, issued by the Bureau of Labor Statistics, US Department of Labor. If the Bureau of Labor Statistics ceases to publish the CPI in its present form, calculated upon its present basis, Virgin and the Authority agree to accept a comparable index of inflation concerning the costs of living increases or decreases for the West Region All Items area, or other appropriate area that encompasses the Spaceport, published by an agency of the United States Government or by a recognized financial institution or economic periodical mutually acceptable to Virgin and the Authority. If the parties cannot agree on a comparable index, such disagreement will be a Dispute Issue that may be submitted by either party to the dispute resolution procedures of Paragraph 20 of this Lease.

2.20. Date of Base Building Standard Completion. Has the meaning set forth in Paragraph 2.28 of the Development Agreement.

2.21. Date of Beneficial Occupancy. Has the meaning set forth in Paragraph 2.29 of the Development Agreement.

2.22. Day or Days. A calendar day or calendar days. If a Day requiring notice or action falls on a weekend or a holiday that is a Day banks in Las Cruces, New Mexico, are closed for business, the notice or action will be given or performed on the next non-weekend Day or non-holiday. For purposes of this Lease, the Friday after Thanksgiving is a holiday. The time deadline for any notice or action on a given Day is 6 p.m. New Mexico time.

2.23. Debt Service. The principal and interest payments due on the Bonds and other annual costs associated with the Bonds, including, but not limited to, paying agent fees and remarketing fees. In addition, “Debt Service” will include debt service coverage or other costs required by the Bond Legislation.

2.24. Dispute Issue. Has the meaning given in Paragraph 20.1 of this Lease.

2.25. Effective Date. December 31, 2008; provided, however, that, if the approvals of this Lease required by New Mexico law (including those from the Board of Finance of the State of New Mexico (“SBOF”) and the Commissioner) have not been obtained, and evidence of such approvals delivered to Virgin along with certification that no further approvals are necessary, by December 31, 2008, the Effective Date will be the Day that such approvals are obtained; provided, however, that if such approvals have not been obtained, and evidence of such approvals delivered to Virgin, along with certification that no further approvals are necessary, by March 11, 2009, this Lease will be void and of no effect, and neither the Authority nor Virgin will have any further rights, duties, liabilities or obligations under this Lease (other than those rights, duties, liabilities and obligations that are expressly stated to survive termination or expiration of this Lease).

2.26. Environmental Law. All applicable federal, State, or local laws, statutes, regulations or ordinances, and any judicial or administrative order or judgment thereunder, pertaining to health, industrial hygiene or the environmental or ecological conditions on, under or about the Property, including, without limitation, each of the following, as amended: the Comprehensive Environmental Response, Compensation and Liability Act 1980, 41 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §§ 1251, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the New Mexico Hazardous Waste Act, NMSA 1978, §§ 74-4-1, et seq.; the New Mexico Voluntary Remediation Act, NMSA 1978, §§ 74-4G-1, et seq.; the New Mexico Water Quality Act, NMSA 1978, §§ 74-6-1, et seq.; the New Mexico Groundwater Protection Act, NMSA 1978, §§ 74-6B-1, et seq.; and the New Mexico Solid Waste Act, NMSA 1978, §§ 74-9-1, et seq. The term “Environmental Law” also encompasses any applicable, enforceable judgment or order from a court of competent jurisdiction pertaining or binding settlement agreement to the environment, the use, removal or disposal of Hazardous Substances, or the manner in which Virgin or the Authority may use or manage the Property.

2.27. Essential Services. Crash, fire and rescue; electricity; water and wastewater treatment; and security. Any change to the definition of “Essential Services” must be through amendment of this Lease.

2.28. Exhibits. All of the Exhibits attached to this Lease, all of which are incorporated by this reference into this Lease as fully as if the content of each Exhibit was set out at each point of reference to the Exhibit in this Lease.

2.29. Extended Term. Has the meaning set forth in Paragraph 3.2 of this Lease.

2.30. Facilities. Collectively, the Common Facilities and the Virgin Facilities.

2.31. Facilities Rent. Has the meaning set forth in Paragraph 6.2.1 of this Lease.

2.32. FAA. The Federal Aviation Administration.

2.33. Fiscal Year. The fiscal year of the Authority, which runs from July 1 of one calendar year to June 30 of the next calendar year.

2.34. Force Majeure. An act of God; strike by organized labor; act of a public enemy, war (declared or undeclared); civil war; sabotage; blockade; revolution; riot; insurrection; civil disturbance; terrorism; epidemic; cyclone; landslide; lightning; earthquake; flood; storm; fire; unusual, adverse weather conditions; or any similar event that is not within the reasonable control of the Authority or Virgin.

2.35. Gross Receipts Tax. New Mexico’s Gross Receipts Tax pursuant to Sections 7-9-2, 7-9-3.5 and 7-9-4 NMSA 1978, as amended from time to time.

2.36. Ground. The area of Land occupied by the Virgin Facilities, which area is described on the attached Exhibit ”B”.

2.37. Ground Rent. Has the meaning set forth in Paragraph 6.3.1 of this Lease.

2.38. Hazardous Substance. Any material, waste, or substance that is: (a) included within the definitions of “Hazardous Substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “pollutants,” “contaminants,” or “solid waste” in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law; (b) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. § 172.101, as to date or hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as to date or hereafter amended; or (c) explosive materials, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, oil or petroleum products, or lead-based paint.

2.39. Initial Term. Has the meaning set forth in Paragraph 3.1 of this Lease.

2.40. Insolvency Law. Collectively, with respect to any Person, any liquidation, insolvency, bankruptcy, moratorium, reorganization or similar law applicable to such Person, in effect now or after the Effective Date of this Lease.

2.41. Notice of Termination. A termination notice delivered by the Authority pursuant to Paragraphs 3.7, 6.4.1 or 17.4 of this Lease or by Virgin pursuant to Paragraph 18.2 of this Lease.

2.42. Q&M Expenses. Reasonable and necessary current expenses of the Authority in accordance with generally accepted accounting principles, paid or accrued, for operating, maintaining, and repairing the Spaceport in accordance with this Lease. O&M Expenses will be determined pursuant to Paragraph 6.4.3 of this Lease. Without limiting the generality of the preceding sentence, “O&M Expenses” may include (except as limited by law), planning costs; design costs; engineering costs; architectural costs; costs of professional services; costs of contractual services; acquisition costs; payments due under the Agreement between the New Mexico Spaceport Authority and the Bar Cross Ranch, Inc., dated December 14, 2006, or the Agreement between the New Mexico Spaceport Authority and the Lewis Cain Ranch, Inc., dated December 14, 2006 (together, the ‘‘Ranch Agreements”);, costs of construction (including relocation or reconstruction of pre-existing improvements); costs of third-party construction management; inspection costs; Gross Receipts Tax included in the fees paid to providers of services contemplated under this paragraph; payments under the Ground Lease; legal and overhead expenses of the various State departments directly attributable to actual services provided by the applicable department to the Authority in connection with the operation and administration of the Spaceport (as reasonably allocated based on the proportion of time spent by applicable employee(s) on behalf of Spaceport operation and administration compared to such employee(s) total work time); insurance premiums for insurance of the types and amounts required by the terms of this Lease; salaries and administrative expenses of personnel directly involved in the operation of the Spaceport (and if any employee also spends a portion of his/her time on other activities, the salaries and administrative expenses will be appropriately allocated); labor, and the cost of materials and supplies used for current operation, but will not include (i) liabilities incurred by the Authority as the result of its negligence or willful misconduct in the operation of the Spaceport or other ground of legal liability not based on contract; (ii) any payment to the Authority or any department or political subdivision of the State of any management fee, or other similar fee or charge; (iii) costs for any services provided to any other Tenant, occupant or user of the Spaceport to the extent such services are in excess of those provided to Virgin under this Lease; (iv) taxes or governmental exactions of any kind whatsoever; (v) principal, interest or other payments due by the Authority in connection with any bonds, loans or financing of any kind whatsoever; and (vi) any maintenance and repair costs that should be capitalized under GAAP. In no event will mortgage financing be obtained, nor will O&M Expenses include any payment to the Authority or any department or political subdivision of the State of any management fee, or other similar fee or charge.

2.43. Operational Spaceport Plan. The plan attached as Exhibit ”C to this Lease documenting all Facilities and infrastructure minimally necessary to Virgin’s operational requirements at the Spaceport.

2.44. Option Area. Has the meaning set forth in Paragraph 5.1 of this Lease.

2.45. Performance Guarantee. Has the meaning set forth in Paragraph 6.8 of this Lease.

2.46. Person. An individual, corporation, partnership, limited liability company, unincorporated organization, association, joint stock company, joint venture, trust, estate, real estate investment trust, government, agency or political subdivision or other entity, whether acting in an individual, fiduciary or other capacity or authority.

2.47. Rent Commencement Date. Sixty (60) Days after the Date of Base Building Standard Completion, provided, however, that utility costs, contractual services costs and costs to provide Essential Services, incurred by the Authority earlier as a result of Virgin’s presence on the Property will also be a Virgin Payable, due and payable within thirty (30) days of written demand by the Authority, for purposes of this Lease.

2.48. Rules and Regulations. Those lawful rules and regulations promulgated by the SAC and approved by the Authority, which approval will not be unreasonably withheld, conditioned or delayed, in addition to any Applicable Laws, for the orderly use of the Spaceport, as the same may be amended, modified or supplemented from time to time.

2.49. ROFR Area. Has the meaning set forth in Paragraph 5.2 of this Lease.

2.50. SAC. The Spaceport Advisory Committee, as described in Paragraph 6.4.4.1 of this Lease.

2.51. SIDA. Has the meaning set forth in Paragraph 12.3 of this Lease.

2.52. State. The State of New Mexico or any of its branches, agencies, departments, boards, instrumentalities or institutions.

2.53. Surety. Means a corporation reasonably acceptable to and approved by the Authority that is licensed to conduct business in the State of New Mexico and is named in the current list of “Companies Holding Certificates of Authority as Acceptable Sureties on Federal Bonds and as Acceptable Reinsuring Companies” as published in the Federal Register by the U.S. Treasury Department or its successor agency.

2.54. Tenant. Means a Person other than Virgin who leases Facilities in the Spaceport for the exclusive use of that Person.

2.55. Term. Has the meaning set forth in Paragraph 3 of this Lease.

2.56. THF. The terminal and hangar facility at the Spaceport.

2.57. THF Design Team. Collectively, URS Corporation, Fosters & Partners and SMPC, P.A., which team was selected by the Authority, with, to the extent permitted by the New Mexico Procurement Code, the participation of Virgin as a member of the selection committee, to design the THF.

2.58. Total Common Facilities Cost. The cost of the Common Facilities, including all commercially reasonable costs that are incurred by the Authority for the design and construction of the Common Facilities and directly attributable to the Common Facilities, but only to the extent provided for in the Final Project Budget, as it may be changed by Change Order, as described in Paragraph 15.2.1 of the Development Agreement.

2.59. User Fees. Has the meaning set forth in Paragraph 6.4 of this Lease.

2.60. Virgin Business Plan. The draft business plan provided by Virgin to the Authority pursuant to the Development Agreement.

2.61. Virgin Business Plan Update. The quarterly update to the Virgin Business Plan provided pursuant to the Development Agreement.

2.62. Virgin Event of Default. Has the meaning set forth in Paragraph 17.1 of this Lease.

2.63. Virgin Exclusive Use Areas. Any portion of the Common Facilities that are designated for the exclusive use of Virgin, including any portion of the unimproved fuel storage area set aside exclusively for Virgin’s nitrous oxide tank storage.

2.64. Virgin Facilities. Means the Facilities in the Spaceport designated for the exclusive use of Virgin as described in Exhibit ”D” and Paragraph 4.1.1 of this Lease.

2.65. Virgin Payables. The Ground Rent, the Facilities Rent, the User Fees, the Virgin TF&E Costs, and any other cost or fee payable by Virgin under this Lease, including costs or fees payable pursuant to Paragraphs 3.4.2, 3.4.3, 3.5, 6.7, 6.8, 6.9.2, 13.1.1, 13.2.1.1, 14.1.2,14.2.2,14.3.5, 15,10, 15.12, 15.13 or 18.3.2.5 of this Lease.

2.66. Storage Tanks. Has the meaning set forth in Paragraph 14.4.2 of this Lease.

2.67. Virgin TF&E. The Virgin Tenant Finishes & Equipment, consisting of all improvements to the Virgin Facilities constructed or installed by or on behalf of Virgin above and beyond the Base Building Standard.

3. TERM.

3.1. Initial Term. The term of this Lease will begin on the Date of Base Building Standard Completion (the “Term Commencement Date”) and continue for twenty (20) years from the Term Commencement Date (the “Initial Term’’); provided, however, that the Initial Term may be terminated before the passage of twenty (20) years as set forth in this Lease.

3.2. Extended Term. Twelve months before the expiration of the Initial Term (the “Initial Expiration Date”); the Authority will provide a written notice to Virgin offering Virgin the option to extend the term of this Lease for up to an additional five (5) year period. Virgin may accept the offer to extend at any time up to the date that is the later of: (a) one hundred twenty (120) Days before the Initial Expiration Date, or (b) if the Authority fails to deliver the offer notice as and when required, sixty (60) Days after the Authority does deliver such offer notice, by providing the Authority with a written acceptance specifying the number of years it wishes to extend the Initial Term (the “Extended Term” and, together with the “Initial Term,” the “Term”). If Virgin accepts the offer to extend the Term and also provides an MVR Objection Notice (defined below), such MVR Objection Notice will not be deemed a counteroffer, but rather will serve only to invoke the provisions concerning the determination of Market Value Rent as described in Paragraph 6.2.4 of this Lease.

3.3. Surrender of Premises. Upon the expiration or earlier termination of this Lease, or upon any reentry by Landlord upon the Facilities as a result of a Virgin Event of Default, Virgin will peaceably quit and surrender possession of the Facilities in good condition, reasonable wear and tear excepted, and will remove all of Virgin’s property (defined below) and the Authority will have the right to take possession of the Facilities. No act or thing done by the Authority or its agents, employees, contractors, officers, board members, licensees or invitees will be deemed an acceptance of surrender of the Facilities, and no agreement to accept such surrender will be valid unless in writing and signed by the Authority.

3.4. Removal of Personal Property.

3.4.1. All fixtures (other than Virgin’s trade fixtures), equipment, improvements and appurtenances attached to or built into the Facilities prior to, at the commencement of or during the Term of this Lease, whether or not by or at the expense of Virgin, will be and remain a part of the Facilities, will, upon the expiration or sooner termination of this Lease, be deemed the property of the Authority and will not be removed by Tenant.

3.4.2. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Facilities, that are installed in the Facilities by or for the account of Virgin without expense to the Authority and can be removed without structural damage to the Facilities, and all furniture, furnishings and other articles of movable personal property owned by Virgin and located in the Facilities (the “Virgin Property”) will be and will remain the property of Virgin and may be removed by Virgin at any time during the Term of this lease; provided that if any of Virgin’s Property is removed, Virgin will repair or pay the cost of repairing any and all damage to the Facilities resulting from the installation and/or removal of Virgin’s Property.

3.4.3. At or before the end of the Term (or within fifteen (15) Days after any earlier termination of this Lease) Virgin, at its expense, will remove from the Facilities all of Virgin’s Property (except such items thereof as the Authority has expressly permitted to remain, which property will become the property of the Authority), and Virgin will repair or pay the cost of repairing any and all damage to the Premises resulting from any installation and/or removal of Virgin’s Property.

3.4.4. Any other items of Virgin’s Property that remain in, on or about the Facilities after the end of the Term, or within fifteen (15) Days following an earlier termination date, may at the option of the Authority, be deemed to have been abandoned, and in such case such items may be retained by the Authority as its property or disposed of by the Authority, without accountability, in such manner as the Authority reasonably determines and Virgin will be obligated to reimburse the Authority, within thirty (30) days of the Authority’s written demand, accompanied by reasonable supporting documentation, for all reasonable costs incurred by the Authority to accomplish the removal and storage.

3.5. Holding Over. If Virgin holds over after the expiration of the Term of this Lease, and if the Authority does not then proceed to remove Virgin from the Facilities in the manner permitted by law (or has not given written notice to Virgin that Virgin must vacate the Facilities) irrespective of whether or not the Authority accepts Facilities Rent, Ground Rent and/or

User Fees from Virgin for a period beyond the end of the Term, Virgin and the Authority agree that Virgin’s occupancy of the Facilities after the expiration of the Term will be a month-to-month tenancy at sufferance commencing on the first day after the expiration of the Term, which tenancy will be upon all of the terms set forth in this Lease, except that Facilities Rent and Ground Rent will be in amounts equal to one hundred fifty percent (150%) of the Facilities Rent and Ground Rent in effect during the last year of the Term (i.e., the year immediately prior to the holdover period), prorated on a per diem basis for each Day that Virgin retains possession of the Facilities or any part of the Facilities after expiration or earlier termination of this Lease and User Fees will be at the then current rates in effect during the holdover period. The Authority will not be required to perform any work, furnish any materials or make any repairs within the Facilities, or provide any Essential Services, during the holdover period. The acceptance of Facilities Rent, Ground Rent and/or User Fees paid by Virgin pursuant to this Paragraph 3.5 will not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. The Authority will be entitled to recover from Virgin any losses or damages arising from such holdover; provided, however, that Virgin will not be liable for penalty payments, damage payments or any other amounts the Authority agrees to, and becomes obligated to pay to a successor tenant(s) for the Virgin Facilities unless the Authority provides written notice to Virgin promptly upon the execution and delivery by the Authority and such third party of the new lease(s) and such notice includes the date on which the Authority is obligated to deliver possession of the Virgin Facilities to such third party(ies) and a description of the magnitude of penalties/damages the Authority will be obligated to pay if it fails to deliver possession to the new third party tenant(s) on that date. Holding over by Virgin following the expiration or earlier termination of the Lease, without the consent of the Authority, will not operate to extend or renew the Term of this Lease.

3.6. Termination Before Date of Beneficial Occupancy. If, prior to the Date of Beneficial Occupancy, the Development Agreement is terminated pursuant to the terms of Paragraphs 7.3.5.1, 7.3.6, 8, 10.4.1, 10.5.2, 10.5.3, 10.7.2, 10.7.3, 12.3, of 13.2 of the Development Agreement, then neither the Authority nor Virgin will have any further rights, duties, liabilities or obligations under this Lease other than those rights, duties, liabilities and obligations that are expressly stated to survive termination or the expiration of this Lease and other than Virgin’s reservation of the option to assert a claim that the legislative action resulting in termination impermissibly impaired the existing contractual obligations of the Authority under the Development Agreement and this Lease in violation of the Constitution of the State of New Mexico. Nothing herein will be deemed a concession by the Authority regarding the validity of any contractual impairment claim that Virgin may assert.

3.7. Termination Due to Insufficient Amounts in Spaceport Authority Fund. Nothing in this Lease will be construed as authorizing or obligating the Authority to pay for the Authority’s obligations under this Lease from any source other than amounts deposited in the Spaceport Authority fund established pursuant to Section 58-31-17 NMSA 1978 (the “Amounts”), including the proceeds of Bonds issued by the Authority; interest earned upon the Amounts; property acquired through the use of the Amounts; all earnings of property so acquired; all rental payments, fees or other charges imposed and collected by the Authority from users or occupants of the Spaceport, and, to the extent permitted by law, all other money received by the Authority from a public or private source, and further subject to any limitations that may apply to any Bond or loan proceeds and any earnings thereon and not including any monies obtained from general taxation,. Virgin may not look to any general or other fund of the State for the payment of the

Authority’s obligations except Amounts. This Lease will not constitute an indebtedness or a debt within the meaning of any constitutional or statutory provision or limitation, nor will this Lease be considered or held to be a general obligation of the State. If the Authority is unable, in the Authority’s sole discretion, to pay its obligations with Amounts deposited in the Spaceport Authority Fund, the Authority may notify Virgin that the Authority intends to terminate this Lease. The Authority’s notice will include a list of the unpaid obligations. Virgin will then have the right to elect to pay all of those unpaid obligations. If Virgin elects to pay those unpaid obligations, Virgin must notify the Authority within thirty (30) Days of its receipt of the Authority’s notice and must pay all the unpaid obligations within sixty (60) Days of its receipt of the Authority’s notice. If Virgin pays the obligations as described above, Virgin will be entitled to offset the obligations so paid against the next installment(s) of Virgin Payables until recovered in full, provided that the Authority will have all rights available under this paragraph in the event of any new or continuing insufficiency in the Amounts. If Virgin elects to and pays the unpaid obligations, the Authority will have no right to terminate this Lease under this paragraph, provided that the Authority will have all rights available under this paragraph in the event of any new or continuing insufficiency in the Amounts. If the Authority is unable to continue operating the Spaceport during the sixty (60) Day period described above due to insufficiency of Amounts, the Authority may immediately discontinue operating the Spaceport during the sixty (60) Day period and such discontinuation will not constitute an Authority Event of Default, but if Virgin elects to and does pay the unpaid obligations within the sixty (60) Day Period, the Authority will be obligated to resume obligations as required by this Lease as promptly as possible. If Virgin does not elect to and pay all of the unpaid obligations as described above, the Authority will have the right to immediately terminate this Lease upon written notice to Virgin, and neither the Authority nor Virgin will have any further rights, duties, liabilities or obligations under this Lease (other than those rights, duties, liabilities and obligations that are expressly stated to survive termination or the expiration of this Lease and other than Virgin’s reservation of the option to assert a claim that the Authority’s failure to perform its obligations under this Lease and the election to terminate under this Paragraph 3.7 is an impermissible impairment of the Authority’s contractual obligations under this Lease). Nothing herein shall be deemed a concession by the Authority regarding the validity of any contractual impairment claim. The Authority hereby agrees that its books and records with respect to O&M Expenses will be available for inspection and audit by Virgin upon Virgin’s receipt of the Authority’s notice of intent to terminate the Lease pursuant to this paragraph.

4. FACILITIES AND USE OF SAME.

4.1. Virgin Facilities.

4.1.1. Description. The Virgin Facilities consist of approximately 85,000 to 95,000 square feet within the THF for the use of Virgin to the exclusion of other Tenants. The number of square feet will mean the actual number of usable square feet, as determined by the BOMA International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996. Within thirty (30) Days after the Date of Base Building Standard Completion, the Authority will cause the THF Design Team to measure the Virgin Facilities and provide a written notice to Virgin and to the Authority setting forth the number of square feet in the Virgin Facilities. If either Party disputes the measurement, that Party must notify the other Party and the THF Design Team within thirty (30) Days after the THF Design Team’s original notice. If either Party provides such dispute notice, the Parties will meet, together with the THF

Design Team, and attempt to resolve the dispute. If the Parties, together with the THF Design Team, are unable to resolve the dispute within thirty (30) Days of the dispute notice, such dispute may waived or may be submitted by either Party to the dispute resolution procedures of Paragraph 20 of this Lease. If neither Party timely disputes the measurement, or upon resolution of any dispute as provided above, the Parties will execute a letter agreement amending this Lease to confirm the actual number of square feet in the Virgin Facilities. The Virgin Facilities are described or illustrated, or both, in Exhibit “D” attached to this Lease, excluding those portions of the THF that are Common Facilities or Facilities reserved for the use of the Authority, as agreed upon and confirmed by the parties in the construction documents developed pursuant to the Development Agreement. The actual dimensions of the completed Virgin Facilities may vary as determined by Virgin and the Authority during the project phases described in the Development Agreement, and will be shown on as-built drawings provided in accordance with the Development Agreement.

4.1.2. Right of Public Access to Virgin Facilities. Virgin has the right to control the movement of visitors to the Virgin Facilities. At the request of the Authority and in accordance with the Spaceport Security, Virgin agrees to reasonably accommodate requests, but will not be obligated to do so, for visitors to see the Virgin Facilities provided that Virgin will have the right to require a Virgin representative be present to escort all such visitors. Non-Virgin personnel will coordinate the visitation with Virgin management to assure that no areas are accessed that would result in disruption of Virgin work schedules or would compromise confidential Virgin activities and that a Virgin representative is available to escort such visitors. The Authority may elect to have an Authority representative and/or Spaceport security personnel escort any such visitors, along with the Virgin representative.

4.1.3. Essential Services and Facilities. In leasing the Virgin Facilities and the Common Facilities to Virgin, the Authority will provide to Virgin all of the Essential Services and the Facilities for the operation of the Airfield and Virgin Facilities as such operations are detailed in the Operational Spaceport Plan.

4.1.3.1. Service Interruptions by the Authority. Except to the extent caused by the negligence or intentional wrongdoing of Virgin, its agents, employees, contractors, officers, directors, licensees, invitees, or predecessors in interest, in the event of any failures or interruptions of the Essential Services (other than those described in Paragraph 9.3.1, interruption of which is addressed in Paragraph 9.3.1) that are caused by factors within the Authority’s control and which (i) materially, adversely affect Virgin’s use of the Virgin Facilities and the Common Facilities, and (ii) continue for seven (7) or more days (or seven (7) or more days in any 30 day period) then the Facilities Rent and Ground Rent will be abated in proportion to the adverse effect on Virgin’s operations until the interrupted services are restored so that there is no longer any material, adverse effect on Virgin’s business operations (e.g., if 50% of the scheduled flights must be cancelled and cannot be made up in the period promptly following the restoration of services, the abatement would be 50% of the Facilities Rent and the Ground Rent for the period of time the service is interrupted).

4.1.4. Grant of Lease. The Authority hereby leases to Virgin for the entire Term of the Lease, subject to the terms and provisions of the Lease, and Virgin hereby leases from the Authority for the entire Term of the Lease, subject to the terms and provisions of the Lease, the Virgin Facilities and the Virgin Exclusive Use Areas.

4.1.5. Use by Virgin. Virgin may use the Virgin Facilities and Virgin Exclusive Use Areas for all purposes reasonably necessary for the operation of Virgin’s commercial space-travel business, in accordance with the Virgin Business Plan, as updated by the Virgin Business Plan Updates, and for no other purposes whatsoever. Only the following uses will be permitted:

4.1.5.1. Operating medical facilities and sleeping quarters for its Astronauts;

4.1.5.2. Operating services for its Astronauts and guests and invitees;

4.1.5.3. Training for its Astronauts;

4.1.5.4. Operating hangars for the maintenance and storage of Aircraft and related equipment;

4.1.5.5. Performing mission control operations;

4.1.5.6. Operating a “clubhouse” for Virgin personnel;

4.1.5.7. Providing office space for Virgin personnel,

4.1.5.8. Operating Spaceport and Virgin branding and way finding;

4.1.5.9. Public tourism;

4.1.5.10. Housing Virgin’s primary operating base;

4.1.5.11. Providing food, beverage and retail concessions, but only for Virgin personnel, Virgin Astronauts and Virgin’s guests and invitees, but not for the general public, and

4.1.5.12. Conducting all activities reasonably associated with the foregoing and for any other uses that are compatible with a commercial spaceline business provided such other uses do not materially and adversely affect the operations of the other Tenants or users of the Spaceport.

4.1.6. Use by the Authority. The Authority will use and develop the Spaceport as a commercial space launch and recovery facility and as a civilian airport in support of the Spaceport activities and for no other purposes whatsoever. Only the following uses will be permitted:

4.1.6.1. Operating a Spaceport for all Tenants and customers that require runway operations;

4.1.6.2. Operating a fixed launching site facility for all Tenants and customers requiring a launch pad;

4.1.6.3. Operating a general aviation airport

4.1.6.4. Operating a fixed base operation in support of transient and based Tenants;

4.1.6.5. Providing an educational outlet for primary and secondary schools as well as universities, trade schools, and research institutions;

4.1.6.6. As a tourist destination, and

4.1.6.7. For any other uses that are compatible with the growth of commercial space activities, provided such other uses do not materially and adversely affect Virgin’s operations (other than through competition); and provided further, however the Authority will approve developmental or test flights or developmental or test operations at or from the Spaceport only if the following standards and criteria are met: (i) FAA or other applicable governmental approval has been obtained, if any, (ii) Virgin and the SAC are given notice of any such flights or operations at least 5 Days in advance, (iii) the party conducting such flights or operations will be required to maintain appropriate liability insurance, (iv) no such flights or operations will result in a violation of the terms and conditions of Virgin’s FAA operating license, and (v) no such flights or operations that involve use of the runways or taxiways will occur during the period blocked for a Virgin Mission.

4.1.7. Availability of the Virgin Facilities. Effective as of the Term Commencement Date, Virgin will have access to the Virgin Facilities for the sole purposes of developing, designing, planning, constructing, installing and testing the Virgin TF&E. Effective as of the Date of Beneficial Occupancy, Virgin will have access to the Virgin Facilities for all purposes.

4.2. Common Facilities.

4.2.1. Description. The Common Facilities consist of all Facilities in the Spaceport except for: (i) the Virgin Facilities, (ii) the Virgin Exclusive Use Areas, and (iii) any Facilities designated for the exclusive use of the Authority or any Tenant other than Virgin. The Common Facilities include the Facilities described in Exhibit ”A” to this Lease, as well as public art.

4.2.2. Use.

4.2.2.1. General Use Rights. In conjunction with the grant of Lease of the Virgin Facilities, Virgin will have the non-exclusive (except as provided in Paragraph 4.2.2.2 below and except with respect to the Virgin Exclusive Use Areas) right to use, for the entire Term of the Lease, subject to the terms and provisions of the Lease, the Common

Facilities for all purposes and uses reasonably associated with the Common Facilities. The Common Facilities will not be reduced or changed in function by the Authority in any manner that would materially, adversely affect Virgin’s operations. Before making any modifications or reductions of any kind to the Common Facilities, the Authority will provide a detailed description of all proposed modifications or reductions to the SAC and will allow at least thirty (30) days for the SAC to review and make comments to the Authority with respect to the proposed modifications or reductions. The Authority will give due consideration to, and use all reasonable efforts to accommodate, all comments made by the SAC. The Authority will cause all of the Common Facilities to remain in operation at all appropriate times so long as the Lease remains in effect, and all of Virgin’s rights with respect to such Common Facilities will be irrevocable so long as this Lease remains in effect.

4.2.2.2. Preferred Status for Virgin Operations. Authority acknowledges that due to Virgin’s business requirements, the Authority will need to grant Virgin exclusive use of the Airfield at specified blocks of time to launch and retrieve space craft. As the anchor tenant and the pioneer user of the Spaceport, Virgin will be given first right in scheduling its launch and recovery operations (each launch and recovery operation being referred to herein as a “Mission”). Virgin’s Missions will include the following rights: (i) exclusive access to and use of the Spaceport runways, and those ramps, taxiways and aprons as reasonably determined by Virgin to be necessary to ensure safety of the Mission, (ii) adequate control over the airspace above, and in the vicinity of, the Spaceport to permit the take-off or landing, as applicable, (iii) adequate access to and use of the fuel storage/fuel supply area and facilities, (iv) exclusive use of the Spaceport’s air traffic control system and (v) emergency and fire rescue personnel and equipment prepared and ready to respond. As a minimum, Virgin will be allotted two (2) blocked periods of time, seven days per week, throughout the Term (including the Extended Term, if exercised) for their Missions (each blocked period referred to herein as a “Mission Period”). Each Mission Period will initially be two (2) hours but may be shortened upon mutual agreement of Virgin and the Authority. The Authority, as the manager of the Spaceport operations and controlling agency over the Airfield operations, will work with Virgin to coordinate these activities with all other agencies and tenants affected by Virgin’s Mission Periods to provide Virgin the rights and services described above for each Mission Period. Mission Periods will be reserved in advance by notification by Virgin of no less than thirty (30) Days prior to the scheduled Mission. The Authority’s approval for any Mission Period and the reservation of the Facility (so long as Virgin has not exceeded the two (2) Mission Periods per day allotment) will not be withheld by the Authority so long as the Authority is able to arrange the airspace clearance. If the Mission Periods reserved by Virgin are not needed for any previously scheduled segment for any reason other than Force Majeure events, the acts or omissions of the Authority, its agents, employees, contractors, officers, board members, licensees or invitees or the airspace reservation being cancelled by one of the agencies having jurisdiction, Virgin must notify the Authority within twenty-four (24) hours of Virgin’s decision to cancel the reserved Mission Period and allow other tenants or transient customers access to the Airfield. Virgin, in agreement and in coordination with the Authority, will provide a detailed schedule of planned Missions for submission to the FAA or other controlling entity with responsibility for the airspace over the Spaceport and surrounding area at least thirty (30) Days in advance of the projected Mission date and the Authority will request the airspace reservation as soon as received. The Authority will provide Virgin with confirmation of the reservation within five (5) Days of the notification by the FAA or other controlling entity. If Virgin is delayed prior to launch of any Mission or after the launch of any Mission has commenced, Virgin is required to notify the Authority and the controlling agency for the airspace reservation as soon as is practical. Virgin acknowledges that cancellation of the reservation of the overlying airspace by the FAA or controlling agency may result in postponement of a Mission and that the Authority will not be liable to Virgin for any costs, expenses or damages related to or arising from such cancellation, but the Authority will use its best efforts to obtain the airspace reservation rights for all requested Missions and will work with the FAA and any controlling agency to avoid any cancellation of any previously granted reservation. In addition, Virgin will be included on a regular basis in discussions with the controlling agencies of the overlying airspace to ensure Virgin’s needs are being adequately addressed. In addition to Missions, it is likely that Virgin will conduct other flights including, without limitation, commercial payload flights to carry satellites and other equipment. Virgin will be entitled to reserve all time not occupied by Mission Periods on a first-come, first-served basis along with all of the other Tenants of the Spaceport, using a pre-booking procedure that will be worked out by the Authority in consultation with the SAC. Virgin and the Authority will work cooperatively to ensure the pre-booking procedure addresses the needs of all Spaceport Tenants as equitably as possible while not materially and adversely affecting Virgin’s operations.

4.2.3. Availability of the Common Facilities. Effective as of the Term Commencement Date, Virgin will have access to all Common Facilities solely for the purposes described in the Development Agreement. Effective as of the Date of Beneficial Occupancy, Virgin will have access to all Common Facilities for all purposes reasonably associated with the uses described in Paragraph 4.1.5 and consistent with Paragraph 4.2.2 of this Lease.

4.3. Limitations on Use. In connection with the use of the Virgin Facilities and the Common Facilities, Virgin will not:

4.3.1. Use of Facilities. Do or permit to be done anything at or about the Spaceport that may interfere with the effectiveness or accessibility of the drainage system; sewage system; natural gas system; electrical system: heating, ventilation and air conditioning system (“HVAC”); fire protection system; or alarm system.

4.3.2. Insurance Requirements Compliance. Do or permit to be done any act in, on, or about the Spaceport that will invalidate or conflict with any insurance policies applicable to the Spaceport (including, but not limited to, the State of New Mexico’s risk pool, liability pool, or pool of excess insurance) or the activities conducted at the Spaceport.

4.3.3. Waste Disposal. Dispose of or permit any other Person to dispose of any waste material taken from or products used (whether liquid or solid) with respect to its Aircraft into the sanitary sewer, storm sewer, ground or trash at the Spaceport except in accordance with Applicable Laws.

4.3.4. Flammable Liquids. Keep or store, during any twenty four (24) hour period, flammable liquids within the enclosed portion of the Facilities in excess of Virgin’s working requirements during said twenty four (24) hour period, except in storage Facilities especially constructed for such purposes in accordance with standards established by applicable insurance underwriters and Applicable Laws.

4.3.5. Contract Compliance. Do or permit to be done any act upon the Spaceport that will invalidate or conflict with the Ground Lease or the Ranch Agreements. The Authority confirms to Virgin that the agreements with Bar Cross Ranch, Inc., and Lewis Cain Ranch, Inc., will, by their express provisions, continue in perpetuity and are, by their express provisions, terminable only by the Authority. The Authority agrees that the Authority will not exercise the Authority’s right to terminate such agreements as long as this Lease remains in effect.

4.4. Parking. A gravel parking area sufficient for Virgin employees to have access to thirty-five (35) spaces initially, with the right to expand its usage to up to fifty (50) parking spaces as its operations require. The employee parking area will be in reasonable proximity to the THF at a location agreed upon by the Authority and Virgin. The employee parking area will be made available for employees of Virgin, the Authority and other Tenants of the Spaceport, but must be adequate in size, at all times, for Virgin to have access to and use of the minimum number of spaces described above. Additionally, visitor parking will be provided within a one (1) to five (5) mile radius. Employee parking is to be provided free of charge throughout the Term (and the Extended Term, if exercised by Virgin) but the Authority reserves the right to charge for visitor parking.

5. OPTION.

5.1. Option Area.

5.1.1. So long as no Virgin Event of Default has occurred and is continuing under this Lease, and so long as Virgin has not declined an offer under Paragraph 5.2 of this Lease following which the Authority has concluded the transaction with the third party making the offer, Virgin will have the option, exercisable in a writing at any time during the Term of this Lease, to lease all or any portion of the land within the Spaceport boundaries adjacent to site of the Virgin Facilities that consists of approximately seventeen (17) acres, as shown on Exhibit ”E” attached to this Lease (the “Option Area”). The Authority will make the Option Area available to Virgin within thirty (30) Days after Virgin exercises this option in order for Virgin to commence construction of improvements in the Option Area or to begin using the Option Area. The Term of this Lease with respect to the Option Area will commence on the earlier to occur or (a) sixty (60) Days after the Authority makes the Option Area available to Virgin for Virgin to commence construction of improvements, or (b) the date Virgin begins conducting operations from the Option Area, and will expire co-terminus with the Term applicable to the original Virgin Facilities, including any Extended Term exercised by Virgin. If Virgin does not exercise this option and, after following the required procedures of Section 5.2 the Authority leases the Option Area to a third party and that third party’s lease subsequently is terminated or expires, Virgin’s rights under this Section 5.1 will again be in full force and effect.

5.1.2. The rent payable by Virgin, if Virgin chooses to exercise its option to the Option Area, will commence at the then-current Ground Rent rate based on the square footage of the Option Area and will be adjusted per the terms of this Lease for adjustment of Ground Rent. There will be no increase in Facilities Rents under this Lease as a result of the addition of the Option Area to the Premises, and User Fees will increase if and only to the extent that the addition of the Option Area to the Premises materially increases (i.e., by more than three percent (3%)) the O&M Expenses, in which case User Fees will be adjusted using the formula set forth on Exhibit “F”.

5.1.3. Virgin will have the right, if it so chooses, to construct improvements on the Option Area (the “Option Area Improvements”) that function and integrate into the operation of Virgin’s business on the Spaceport for any or all purposes as set forth in Paragraph 4.1.5 of this Lease (except that, if Virgin’s proposed uses for the Option Area differ materially from the uses of existing Virgin Facilities, such uses will require the approval of the Authority, which approval will not be unreasonably withheld, conditioned or delayed) and which improvements Virgin will have the right to tie to and connect to the Virgin Facilities. Should Virgin choose to construct the Option Area Improvements, the design and construction of the Option Area Improvements must be aesthetically compatible with THF; must be sensitive to the existing undeveloped and natural conditions of the site and surrounding areas of the Spaceport; incorporate green technologies and approaches to minimize any potential environmental impacts and ensure that the Option Area Improvements blend with the natural surroundings; and may not, without the written approval of the Authority, change or necessitate a supplement to federal approvals or licensures, including without limitation any Environmental Impact Statement, obtained in whole or in part by the Authority. Further, the new development must be respectful and representative of New Mexico heritage and culture and reflect the overall vision of the Spaceport.

5.1.4. In the event Virgin elects to construct the Option Area Improvements, then:

5.1.4.1. Before commencing construction of the Option Area Improvements, Virgin will provide to the Authority construction documents setting forth in detail the contemplated construction (the “Option Area Improvements Construction Documents”), including construction drawings and specifications. The Option Area Improvements Construction Document must meet the requirements of Paragraph 5.1.3 of this Lease. The Authority will have thirty (30) Days after receipt of the Option Area Improvements Construction Documents to provide comments with respect thereto. The Authority’s right to comment on the Option Area Improvements Construction Documents will be limited to the following reasons: (i) the proposed improvements, in the reasonable opinion of the Authority, do not comply with the requirements of Paragraph 5.1.3 above, (ii) the proposed improvements will, in the reasonable opinion of the Authority, have a material, adverse effect on Spaceport operations, (iii) the proposed improvements will, in the reasonable opinion of the Authority’s engineers, overburden the utilities or any other infrastructure of the Spaceport, and (iv) the proposed improvements will not, in the reasonable opinion of the Authority, comply with Applicable Laws or any permits applicable to the Spaceport. If any dispute arises between Virgin and the Authority concerning whether or not any comments made by the Authority with respect to proposed improvements are properly within the scope of the Authority’s rights granted herein, such dispute will be a Dispute Issue which may be submitted by either party to the dispute resolution procedures of Paragraph 20 of this Lease. If the Authority provides comments regarding the draft Option Area Improvements Construction Documents that are properly within the scope of the comments the Authority is entitled to make, as described above, within thirty (30) Days of receiving the draft Option Area Improvements Construction Documents, Virgin will cause the documents to be changed to address the Authority’s comments and will provide final Option Area Improvements Construction Documents to the Authority for confirmation that the Authority’s comments have been addressed appropriately or for the Authority to notify Virgin, within ten (10) Days of the Authority’s receipt of the revised Option Area Construction Documents, that the Authority does not believe its comments have been addressed appropriately. If any dispute arises between Virgin and the Authority concerning whether or not the Authority’s comments (that are properly within the scope of the Authority rights granted herein) have been properly addressed, such dispute will be a Dispute Issue that may be submitted by either party to the dispute resolution procedures of Paragraph 20 of this Lease. If the Authority does not provide comments regarding the draft Option Area Improvements Construction Documents within thirty (30) Days of receiving the draft Option Area Improvements Construction Documents (or does not respond to any submitted revision of such documents within ten (10) Days), the Authority will be deemed to have approved the Option Area Improvements Construction Documents. Virgin will give the Authority written notice five (5) Days prior to the end of the thirty (30) Day period (or the ten (10) Day period, as the case may be) that the Authority will be deemed to have approved the Option Area Improvements Construction Documents if the Authority does not provide comments regarding the Option Area Improvements Construction Documents within the thirty (30) day time period (or the ten (10) Day period, as the case may be); provided, however, that Virgin’s failure to provide such notice will not extend any review period or waive the Authority’s obligation to comment during the thirty (30) Day period (or the ten (10) Day period, as the case may be). If required by Applicable Laws, the final Option Area Improvements Construction Documents will be submitted to the CID for review and approval, and Virgin will obtain all permits and licenses required by Applicable Law. Should the Authority consent to any Option Area Improvements that will change or necessitate a supplement to federal approvals or licensures obtained in whole or in part by the Authority, including without limitation any Environmental Impact Statement, the Authority will diligently pursue all steps necessary to complete such change or supplement at Virgin’s expense, and Virgin will take all steps necessary to cooperate with and facilitate such change or supplement and will not construct the Option Area Improvements until such change or supplement is finally approved. The Authority will not incur any costs or expenses as a result of Virgin improvements in the Option Area that change or necessitate a supplement to federal approvals or licensures obtained in whole or in part by the Authority, including without limitation any Environmental Impact Statement. Virgin will provide the Authority with copies of all plans and specifications, including a final “as-built” set of plans and specifications, associated with the Option Area Improvements, and the Authority may use such plans and specifications as and to the extent necessary to perform any maintenance that is the Authority’s obligation under the this Lease.

5.1.4.2. Virgin will require Virgin’s contractors and subcontractors to, no later than the Effective Date of the applicable construction contract, procure and continuously maintain insurance that will include as named insureds Virgin, the contractors, the subcontractors, or all of them, and as additional insureds, the Authority and the State of New Mexico. The form of such additional insured endorsement will be subject to approval by the Authority, which approval will not be unreasonably withheld. The required insurance will be of the types and amounts then being customarily carried by contractors and owners similarly situated for similar projects and will include errors and omissions coverage. The Authority will, in advance of approving the insurance, inform Virgin of the types and amounts of insurance to be obtained and maintained.

5.1.4.3. During any period of construction pursuant to this Paragraph 5.1, Virgin agrees that any contract for the construction, installation or remodeling, or for the purchase of material to be used and labor to be performed related to the Option Area Improvements, will be in writing and contain provisions to protect the Authority, its officers, board members, agents and employees, and the State and the Commissioner, and their respective officers, agents and employees from legal liability against all claims of laborers, subcontractors or materialmen against the Option Area. Virgin further agrees that Virgin will give the Authority immediate notice of the placing of any lien or encumbrance against the Option Area or the Spaceport and agrees to extinguish all such liens or encumbrances within ten (10) Days. In addition to the requirements stated above, Virgin will include in all contracts entered into for the construction as provided in this Paragraph 5.1, a provision requiring Virgin’s contractors and subcontractors to indemnify, hold harmless and defend the Authority, its officers, board members, agents and employees, and the State and the Commissioner, and their respective, officers, agents and employees, from and against the risk of third party legal liability for death, injury or damage to persons or property, direct or consequential, arising or alleged to arise out of, or in connection with, the performance of any or all such construction, installation, or remodeling, unless caused by the negligence or willful act of the indemnified parties.

5.1.4.4. Any construction of Option Area Improvements will be subject to Applicable Laws including without limitation those concerning payment of prevailing wages.

5.2. Right of First Refusal.

5.2.1. If, at any time during the Term of this Lease, the Authority receives a bona fide offer from a third party to lease the Option Area (the “ROFR Area”) from the Authority and so long as no Event of Default has occurred and is continuing under this Lease, then Virgin will have a right of first refusal to lease applicable to the ROFR Area. If Virgin declines an offer to lease the Option Area under this Paragraph 5.2 and the third party offer to lease the Option Area is consummated, Virgin’s rights to lease the Option Area under Paragraph 5.1 will be extinguished unless the lease to the third party expires or is terminated, in which case Virgin’s rights under this Paragraph 5.2 will again be in full force and effect.

5.2.2. Upon receiving a bona fide offer from a third party to lease the ROFR Area, the Authority will give Virgin written notice of the offer including the terms of the offer. Virgin will have one hundred twenty (120) Days to accept equivalent terms in a writing delivered by Virgin to the Authority.

5.2.3. If the Authority does not receive written acceptance from Virgin within the one hundred twenty (120) Day period, the Authority will have an additional one hundred eighty (180) Days in which to either: (a) reject the offering party’s offer, or (b) lease the ROFR Area to the offering party on the offered terms, provided such third party lease will not impact or impede the operation of the Virgin Facilities, as reasonably determined by the Authority in consultation with Virgin. If the Authority does not lease the applicable portion of the ROFR Area to the offering party within the one hundred eighty (180) Day period, or if the Authority does lease the applicable portion of the ROFR Area to such offering party and such third party’s Lease later expires or is terminated, the Authority must again comply with this provision and give Virgin a ROFR prior to the Authority leasing the applicable ROFR Area to any third party.

5.2.4. If the Authority does receive written acceptance from Virgin within the one hundred twenty (120) Day period, the Authority will make the ROFR Area available to Virgin within thirty (30) Days after receiving such written acceptance, in order for Virgin to commence construction of improvements in the ROFR Area or to begin using the ROFR Area. The Term of this Lease with respect to the ROFR Area will commence on the earlier to occur or (i) Sixty (60) Days after the Authority makes the ROFR Area available to Virgin for Virgin to commence construction of improvements, or (ii) the date Virgin begins conducting operations from the ROFR Area, and will expire co-terminus with the Term applicable to the original Virgin Facilities, including any Extended Term exercised by Virgin or otherwise agreed upon by the Authority and Virgin.

5.2.5. The rent payable by Virgin, if Virgin chooses to exercise its option to the ROFR Area, will commence at the then-current Ground Rent rate based on the square footage of the ROFR Area and will be adjusted per the terms of this Lease for adjustment of Ground Rent. There will be no increase in Facilities Rent under this Lease as a result of the addition of the ROFR Area to the Premises, and User Fees will increase if and only to the extent that the addition of the ROFR Area to the Premises materially increases (i.e., by more than three percent (3%)) the O&M Expenses, in which case User Fees will be adjusted using the formula set forth on Exhibit “F”.

5.2.6. Any Lease of ROFR Area occurring under this Paragraph will be memorialized by an amendment to this Lease.

5.2.7. If Virgin elects to conduct construction in the ROFR Area, the design and construction of such improvements must be aesthetically compatible with the THF; must be sensitive to the existing undeveloped and natural conditions of the Spaceport and areas surrounding the Spaceport; incorporate green technologies and approaches to minimize any potential environmental impacts and ensure that the improvements blend with the natural surroundings; and may not, without the written approval of the Authority, change or necessitate a supplement to the federal approvals or licensures, including without limitation any Environmental Impact Statement, obtained in whole or in part by the Authority. Further, the new developments must be respectful of New Mexico heritage and culture and reflect the overall vision of the Spaceport.

5.2.7.1. Before commencing construction, Virgin will provide to the Authority the ROFR Area Improvements Construction Documents, including construction drawings and specifications. The Authority will have thirty (30) Days after receipt of the ROFR Area Improvements Construction Documents to provide comments with respect thereto. The Authority’s right to comment on the ROFR Area Improvements Construction Documents will be limited to the following reasons: (i) the proposed improvements, in the reasonable opinion of the Authority, do not comply with the requirements of Paragraph 5.2.7 above, (ii) the proposed improvements will, in the reasonable opinion of the Authority, have a material, adverse effect on Spaceport operations, (iii) the proposed improvements will, in the reasonable opinion of the Authority’s engineers, overburden the utilities or any other infrastructure of the Spaceport, and (iv) the proposed improvements will not, in the reasonable opinion of the Authority, comply with Applicable Laws or any permits applicable to the Spaceport. If any dispute arises between Virgin and the Authority concerning whether or not any comments made by the Authority with respect to proposed improvements are properly within the scope of the Authority’s rights granted herein, such dispute will be a Dispute Issue that may be submitted by either party to the dispute resolution procedures of Paragraph 20 of this Lease. If the Authority provides comments regarding the draft ROFR Area Improvements Construction Documents within 30 Days of receiving the draft ROFR Area Improvements Construction Documents, Virgin will cause the documents to be changed to address the Authority’s comments and will provide final ROFR Area Improvements Construction Documents to the Authority for confirmation that the Authority’s comments have been addressed appropriately or for the Authority to notify Virgin, within ten (10) Days of the Authority’s receipt of the revised ROFR Area Improvements Construction Documents that the Authority does not believe its comments have been addressed appropriately. If any dispute arises between Virgin and the Authority concerning whether or not the Authority’s comments (that are properly within the scope of the Authority’s rights granted herein) have been properly addressed, such dispute will be a Dispute Issue that may be submitted by either party to the dispute resolution procedures of Paragraph 20 of this Lease. If the Authority does not provide comments regarding the draft ROFR Area Improvements Construction Documents within thirty (30) Days of receiving the draft ROFR Area Improvements Construction Documents (or does not respond to any submitted revision of such documents within ten (10) Days), the Authority will be deemed to have approved the ROFR Area Improvements Construction Documents. If required by Applicable Laws, the final ROFR Area Improvements Construction Documents will be submitted to the CID for review and approval, and Virgin will obtain all permits and licenses required by Applicable Law. Should the Authority consent to any improvements that will change or necessitate a supplement to federal approvals or licensures, including without limitation any Environmental Impact Statement, obtained in whole or in part by the Authority, the Authority will diligently pursue all steps necessary to complete such change or supplement at Virgin’s expense, and Virgin will take all steps necessary to cooperate with and facilitate such change or supplement and will not construct the improvements until such change or supplement is finally approved. The Authority will not incur any costs or expenses as a result of Virgin improvements in the ROFR Area that change or necessitate a supplement to federal approvals or licensures obtained in whole or in part by the Authority, including without limitation any Environmental Impact Statement. Virgin will provide the Authority with copies of all plans and specifications, including a final “as-built” set of plans and specifications, if any, associated with Virgin’s construction in the ROFR Area, and the Authority may use such plans and specifications as and to the extent necessary to perform any maintenance that is the Authority’s obligation under the Facilities Lease.

5.2.7.2. Virgin will require Virgin’s contractors and subcontractors to, no later than the Effective Date of the applicable construction contract, procure and continuously maintain insurance that will include as named insureds Virgin, the contractors the subcontractors, or all of them, and as additional insureds the Authority and the State of New Mexico. The form of such named insured endorsement will be subject to approval by the Authority, which approval will not be unreasonably withheld. The required insurance will be of the types and amounts customary for contractors and owners similarly situated and will include errors and omissions coverage. The Authority will, in advance of approving the insurance, inform Virgin of the types and amounts of insurance to be procured.

5.2.7.3. During any period of construction pursuant to this Paragraph 5.2, Virgin agrees that any contract for the construction, installation or remodeling, or for the purchase of material to be used and labor to be performed related to the ROFR Area improvements, will be in writing and contain provisions to protect the Authority, its officers, board members, agents and employees, and the State and the Commissioner, and their respective officers, agents and employees from legal liability against all claims of laborers, subcontractors or materialmen against the ROFR Area. Virgin further agrees that Virgin will give the Authority immediate notice of the placing of any lien or encumbrance against the ROFR Area or the Spaceport and agrees to extinguish all such liens or encumbrances immediately. In addition to the requirements stated above, Virgin will include in all contracts entered into for the construction as provided in this Paragraph 5.2, a provision requiring Virgin’s contractors and subcontractors to indemnify, hold harmless and defend the Authority, its officers, board members, agents and employees, and the State and the Commissioner, and their respective, officers, agents and employees, from and against the risk of third party legal liability for death, injury or damage to persons or property, direct or consequential, arising or alleged to arise out of, or in connection with, the performance of any or all such construction, installation, or remodeling, unless caused by the negligence or willful act of the indemnified parties.

5.2.7.4. Any construction of ROFR Area Improvements will be subject to Applicable Laws including without limitation those concerning payment of prevailing wages.

6. RENTALS, FEES AND CHARGES.

6.1. General. In return for use of the Facilities and the Ground, Virgin agrees to pay to the Authority certain rents, fees and charges as set forth below.

6.2. Virgin Facilities.

6.2.1. Commencement of the Obligation to Pay Rent. The rent for the Virgin Facilities (the “Facilities Rent”) commences as of the Rent Commencement Date.

6.2.2. First Five (5) Years of the Initial Term. From the Date of Beneficial Occupancy and until five (5) years from Rent Commencement Date (the “First Five Years”), Virgin will pay the Authority for its exclusive use of the Virgin Facilities, Facilities Rent in the amount of one Million and No/100 Dollars ($1,000,000) per annum, payable in equal monthly installments due on the first day of each calendar month.

6.2.3. Remaining Fifteen (15) Years of the Initial Term. After the First (1st) Five (5) Years, Virgin will pay the Authority for its exclusive use of the Virgin Facilities a monthly Facilities Rent calculated as monthly amortization of the remaining Final Virgin Facilities Cost (after applying all the payments made by Virgin during the first five (5) years) based on a twenty (20) year amortization, calculated using the latest true interest cost of the most recent general obligation bond issued by the State of New Mexico as of the Effective Date so that, at the end of the Initial Term, the full Final Virgin Facilities Cost, amortized based on a twenty (20) year amortization, is paid.

6.2.4. Extended Term.

6.2.4.1. During the Extended Term, the Facilities Rent will be at the fair market rental value of the Virgin Facilities as of the Initial Expiration Date (the “Market Value Rent”), taking into account all relevant factors including size, type of use, length of term, age of building and location. Market Value Rent will be determined by appraisal as follows:

6.2.4.2. Within thirty (30) Days after the Authority extends the offer of an Extended Term pursuant to Paragraph 3.2 of this Lease, the Authority and Virgin will select an appraiser who is a member of the American Institute of Real Estate Appraisers (an “MAI Appraiser”) with at least fifteen (15) years’ continuous experience in appraising commercial real estate including rental rates for general aviation terminal and hangar/office facilities at midsize to large airports, to determine Market Value Rent. If the Authority and Virgin cannot agree upon an MAI Appraiser to determine Market Value Rent, each of Virgin and the Authority will select an MAI Appraiser, and those two MAI Appraisers will select a third MAI Appraiser of like experience to conduct an appraisal in order to determine Market Value Rent, which appraisal will require a satisfactory report of review from the New Mexico Taxation and Revenue Department’s Property Tax Division pursuant to Section 1.5.23.10 of the New Mexico Administrative Code. Virgin and the Authority will share equally the cost of such determination. If for any reason Market Value Rent has not been determined before the commencement of the Extended Term, then, until the Market Value Rent is finally determined, the Facilities Rent will remain the same as payable during the last year of the Initial Term. Upon final determination of the Market Value Rent, an adjustment to the Facilities Rent will be made reflecting such final determination, and the Authority will credit to Virgin any overpayment, or Virgin will pay to the Authority any deficiency, as the case may be, in the payment of Facilities Rent from the commencement of the Extended Term to the date of such final determination.

6.3. Ground.

6.3.1. Commencement of the Obligation to Pay Rent. The rent for the Ground (the “Ground Rent”) commences as of the Rent Commencement Date.

6.3.2. Rent. The Ground Rent will be payable monthly and, for the first five (5) years of the Initial Term, will be Thirty Thousand and No/100 Dollars ($30,000) per year.

6.3.3. Adjustment. The Ground Rent will be adjusted at the end of each five (5) year period during the Initial Term and Extended Term starting as of the Rent Commencement Date based on the percentage increase in the CPI for the latest available five (5) year period. At least sixty (60) Days before the start of the next five (5) year period, the Authority will notify Virgin of the CPI adjustment in the Ground Rent.

6.4. User Fees.

6.4.1. Basis. User Fees will be based upon O&M Expenses; capitalized repair, maintenance and equipment costs. User Fees will be charged to and payable by Virgin at the rates set forth in Exhibit ”F” for each of the Missions flown in the applicable year, subject to annual escalation increase or decrease of those rates based on the change in the CPI, determined by comparing the CPI most recently published as of January 1 of the year in question to the CPI most recently published as of January 1 of the previous year, but in no event will the increase or decrease in any year be greater than 3%. If any new services or new capital assets are to be provided by the Authority beyond those contemplated by this Lease on the Effective Date, the Parties will, by amendment as set forth in Paragraph 21.4 of this Lease, agree at the time such new services or new capital assets are provided as to how the costs of same will be funded and recovered. User Fees will be based on Virgin’s actual operations at the Spaceport. The minimum annual guarantee for Virgin’s share of User Fees (the “Minimum Annual Guarantee”) will equal $50,000.00 per month. Should Virgin conduct 100 or less Missions in a given year, Virgin’s User Fees (for the Exclusive Airfield Use and Spaceflight Passengers) will be charged based on the User Fee Structure for 100 or Less Exclusive Use Flights Annually, but the total amount paid by Virgin if it flies 100 Missions or less in any year will not exceed the amount that would be paid by Virgin in that year under the User Fee Structure for Greater than 100 Flights Annually if Virgin conducted exactly 101 Missions. When Virgin’s use exceeds 100 Missions for any year, the User Fees for all Missions for that year (beginning with the first Mission) will be paid based on the “User Fee Structure for Greater than 100 Exclusive Use Flights Annually.” If Virgin’s projected number of Missions for a calendar year (prorated for a partial calendar year) is less than 100 Missions, Virgin’s right to the 2 two-hour blocked Mission Periods will be limited to Monday, Wednesday and Friday each week during that calendar year, and if Virgin’s projected number of Missions for a calendar year (prorated for a partial year) is less than 50 Missions, Virgin’s right to the 2 two-hour blocked Mission Periods will be limited to Tuesday and Friday each week during that calendar year. This will provide the Authority with a potential to lower O&M costs based on limiting the days of operations. If Virgin does not fly at least 25 Missions in any calendar year (prorated for any partial calendar year) NMSA will have the right to terminate the Lease by written notice to Virgin on or before January 31 of the following year unless Virgin, within ten (10) business days after receipt of the termination notice, notifies NMSA, in writing, that Virgin will commit to pay User Fees for a minimum of 50 Missions for the upcoming calendar year, regardless of the actual number of Missions Virgin conducts.

6.4.2. LEED. The Authority does not represent that the construction of any components of the Spaceport in compliance with principles of Leadership in Energy and Environmental Design will have a material effect on any utility charges that are a component of User Fees. If any new services or new capital assets are to be provided by the Authority beyond those contemplated by this Lease on the Effective Date, the Parties will agree at the time such new services or new capital assets are provided as to how the costs of same will be funded and recovered.

6.4.3. Monthly Activity Reports. Virgin will provide to the Authority, within 5 Business Days after the close of each month, a report giving: (a) the number of launches/takeoffs and landings; (b) the number of Astronauts enplaning at the Spaceport; and (c) other information that may be necessary to calculate and assess User Fees at the Spaceport (the “Monthly Activity Report”). The Monthly Activity Report will be in a form mutually agreed to by the Authority, Virgin and, as applicable, other Tenants. Failure to provide the Monthly Activity Report to the Authority will entitle the Authority to develop its own estimate of activity using the prior month’s activity, if any, and any difference between the amounts estimated by the Authority and actual activity levels will be incorporated as credits or deficits in the following months.

6.4.4. Annual Determination. User Fees will be determined annually in accordance with the following procedure:

6.4.4.1. Before the Date of Base Building Standard Completion, the Authority will establish the SAC, whose members will be the Authority and Virgin and other Tenants, if any, that operate Aircraft at the Spaceport. Each member will designate an individual who will act on the member’s behalf at meetings of the SAC (the “SAC Representative”). Each member may change its SAC Representative by giving no fewer than five (5) Days’ prior notice of such change to the other in accordance with the provisions of the Development Agreement. The Authority and Virgin will ensure that the SAC Representative of each: (a) is fully acquainted with the Spaceport; and (b) provides the information and services necessary to fulfill the obligations of the Authority and Virgin under this Lease. Matters before the SAC will be put to a vote of the Tenants through the Tenants’ SAC Representatives, and each Tenant’s voting power will be equal to that Tenant’s percentage of total rents and fees paid by all Tenants to the Authority in the preceding fiscal year of the Spaceport or, if the Spaceport has been open less than one (1) Fiscal Year, in all preceding months. Decisions of the SAC will be made by majority vote and, in the event no majority decision is reached, the Tenant with the greatest voting power has final decision-making authority on behalf of the SAC.

6.4.4.2. Within ninety (90) Days before the beginning of each Fiscal Year, Virgin and any other Tenants of the Spaceport will provide the SAC and the Authority with the following information: (a) the estimated number of launches/takeoffs from the Spaceport for the next occurring Fiscal Year; and (b) the estimated number of Astronauts that will be enplaning in the next occurring Fiscal Year. Additional information may be requested by the SAC and the Authority in reviewing or, as applicable, preparing the Budget, provided that neither Virgin nor any other Tenant will be required to disclose information that it reasonably determines to be commercially sensitive information, proprietary technical information or trade secrets, and further provided that any information disclosed will be public unless such information is marked “confidential” and is subject to an exception set out in the Inspection of Public Records Act, Sections 14-2-1 et seq. NMSA 1978.

6.4.4.3. Within sixty (60) Days before the beginning of each Fiscal Year, the Authority will submit to the SAC a copy of its preliminary operating Budget for the Spaceport for the next occurring Fiscal Year that will include: (a) O&M Expense budget; (b) Debt Service and/or cost amortization charges; (c) upcoming Capital Improvements or major maintenance; and (d) projected User Fees for the next Fiscal Year. The SAC will submit to the Authority any comments it may have with respect to the preliminary operating Budget within thirty (30) Days of receiving the preliminary operating Budget. The SAC may provide recommendations to the Authority in regard to: (i) the Budget; (ii) operational practices and procedures for the Facilities; (iii) maintenance and repair schedules for the Facilities, (iv) Capital Improvement plans for the Spaceport, which may include, but not be limited to, expansions of capacity and additional services; (v) safety practices and procedures; and (vi) annual setting of User Fees. The Authority acknowledges that the recommendations of the SAC will be given the highest regard, and the Authority will not act contrary to the SAC’s recommendations without due consideration. Nothing in this Paragraph 6.4.3.3 will prevent Virgin from bringing an action to contend that any allocation of costs for the items identified in (i), (iv) and (vi) of this Paragraph 6.4.4.3 is inequitable.

6.4.4.4. The Authority will timely furnish all Tenants and the SAC with a copy of the final approved Budget.

6.5. Payment Provisions.

6.5.1. Facilities Rent and Ground Rent will be due and payable the first Day of each month in arrears without invoice from the Authority.

6.5.2. User fees will be paid as a monthly estimated payment in advance due and payable the first day of each month without demand. The monthly estimated payment will be based on one twelfth (1/12th) of the projected annual operations by Virgin that are subject to the User Fees including number of passenger space flights, number of space flight customers, and flight test and training. For any period less than one (1) calendar month the fees will be prorated for the number of days in that period. If the monthly estimated payment actually paid to the Authority turns out to be greater than the amount actually due in the month based on the actual flights or operations made by Virgin during that month, then the amount of such excess will be credited to Virgin for the next month’s monthly estimated payment. If the amount of actual activity by Virgin subject to User fees in any one (1) month exceeds the monthly estimated payment and more is owed to the Authority then the amount underpaid will be added to the next month’s monthly estimated payment. The User Fee methodology and formulas are shown in Exhibit “F”.

6.5.3. The acceptance by the Authority of any payment made by Virgin will not preclude the Authority from verifying the accuracy of the payment amount or from recovering any additional payment actually due from Virgin in accordance with the terms of this Lease.

6.5.4. If the expiration or earlier termination of this Lease occurs on a Day other than the first or last Day of a calendar month, Virgin Payables will be prorated according to the number of Days in that month during which all rights and privileges to the Facilities under this Lease were enjoyed by Virgin.

6.6. Place of Payment. Virgin will deliver payments of rents, fees, and expenses to the Authority at the Authority’s notice address contained in this Lease.

6.7. Late Payment Fees. If rents, fees, and charges required by this Lease are not received by the Authority on or before the date specified in this Lease, Virgin will pay an interest charge to the Authority of one and one-quarter of one percent (1 1/4%) per month on all amounts due and unpaid, including without limitation, interest, for each month or partial month that any payment due is not received. Notwithstanding the foregoing, the Authority must provide Virgin notice and 10 Days’ right to cure any such late payments on two (2) occasions in a calendar year before the interest charge due hereunder will become due with respect to any additional late payments in such calendar year.

6.8. Performance Guarantee.

6.8.1. In order to secure Virgin’s obligations under this Lease, to the extent provided in Paragraph 6.8.2 below, on or before the Rent Commencement Date, Virgin will deliver to the Authority a letter of credit (the “Performance Guarantee”) in substantially the form attached to this Lease as Exhibit ”G,” subject to reasonable modifications, which modifications require the approval of the Authority and which approval the Authority will not unreasonably withhold, condition or delay, and issued by a financial institution reasonably acceptable to the Authority, in the amount of Two Million and No/100s Dollars ($2,000,000). If: (a) evidence of renewal or replacement of the Performance Guarantee is not submitted by Virgin to the Authority sixty (60) Days before the then-current expiration of the Performance Guarantee or if the long-term credit rating of the financial institution issuing the Performance Guarantee drops below AA3 with Moody’s Investors Service, Inc., or AA- with Standard & Poors Corporation and (b) Virgin does not substitute the Performance Guarantee within thirty (30) Days of such event with a Performance Guarantee issued in substantially the same form as the existing Performance Guarantee, issued by a financial institution with a long-term credit rating of AA3 or greater with Moody’s Investors Service, Inc., or AA- or greater with Standard & Poors Corporation, then the Authority will be entitled to draw on all of the proceeds of the Performance Guarantee and hold them in a separate, segregated account until such time (if at all) that the Authority is entitled to apply the proceeds to its own account pursuant to the terms of Paragraph 6.8.2 below. If the Lease expires or is otherwise terminated and the Authority is not entitled to the proceeds of the Performance Guarantee pursuant to the terms of Paragraph 6.8.2 below, the Authority will deliver the entire amount of the funds held to Virgin promptly following such expiration or termination. If the Authority becomes entitled to and does draw on the proceeds of the Performance Guarantee as a result of either (a) or (b) above and is still holding the funds, Virgin will have the right to deliver to the Authority, at any time, a new Performance Guarantee meeting the requirements set forth above, in which case the Authority will, simultaneously with its receipt of the new Performance Guarantee, return to Virgin all of the funds which were previously drawn by the Authority and which are held by the Authority.

6.8.2. Virgin agrees that it is the present intent of Virgin, as of the Effective Date, to commence operations on the Date of Beneficial Occupancy, and it is the present intent of Virgin to conduct operations continuously thereafter in accordance with the Virgin Business Plan; however, nothing herein will obligate Virgin to operate continuously, such decision as to continuance or discontinuance of operations to be made by Virgin in its sole discretion. In the event of discontinuance of operations, Virgin will have a continuing obligation to pay the Virgin Payables. If Virgin fails to timely pay any Virgin Payables and does not cure such failure within the applicable cure period, or if Virgin fails to cure any other Virgin Event of Default within the applicable cure period, the Performance Guarantee will be payable as follows: up to Five Hundred Thousand and No/100s Dollars ($500,000) to be applied to past due Virgin Payables and other damages arising out of a Virgin Event of Default, upon the expiration of the applicable deadline for curing the Virgin Event of Default under this Lease, and $1,500,000 if, and only if, any Virgin parent, member, Affiliate or subsidiary (or any parent, member, Affiliate or subsidiary thereof), or any entity with ownership or management substantially the same as Virgin’s, commences operations anywhere outside of the Spaceport (other than operations in Mojave, California, solely as part of Virgin’s development of technology for commercial spaceflight and not, without the prior written approval of the Authority, which approval will not be unreasonably withheld, conditioned or delayed, for paying people, experiments, or cargo) within two (2) years of the date of discontinuance of operations, using a launch system substantially similar to that described in the Virgin Business Plan. Notwithstanding anything set forth in this Paragraph 6.8.2, nothing in this Lease will be deemed to permit the Authority to recover the One Million Five

Hundred Thousand and No/100s Dollars ($1,500,000) portion of the Performance Guarantee if Virgin conducts operations at a location outside of the Spaceport so long as (a) Virgin employs the minimum number of full-time employees and launches the minimum number of flights from the Spaceport with the minimum number of passengers required by Exhibit “H” to this Lease; and (b) at least seventy-five percent (75%) of the total number of flights launched by Virgin carrying paying people, experiments or cargo are launched from the Spaceport. If Virgin fails to occupy the Virgin Facilities, the Authority will have an affirmative obligation to attempt to re-let the Virgin Facilities on commercially reasonable terms for the account of Virgin, but the Authority will not be liable to Virgin for any failure to re-let the Virgin Facilities or for any failure to collect any rent due upon such re-letting. The remedies contained in this Paragraph are subject to any earlier termination of this Lease in accordance with the terms of this Lease.

6.9. Other Taxes and Utility Costs.

6.9.1. To the extent such taxes are not included in the User Fees, Virgin will pay all taxes of whatever character that may be lawfully levied, assessed or charged by any governmental entity upon the property, real and personal, occupied, used, or owned by Virgin, or upon the rights of Virgin to occupy and use the Facilities, or upon Virgin’s improvements, fixtures, equipment, or other property, or upon Virgin’s rights or operations under this Lease, and which are not exempted by applicable State law.

6.9.2. Virgin will pay all utility charges for utilities separately metered to Virgin or otherwise used only by Virgin, but only if and to the extent not accounted for in the User Fees. The Authority does not represent that the construction of any components of the Spaceport in compliance with principles of Leadership in Energy and Environmental Design will have a material effect on any utility charges.

6.10. Non-Waiver. The acceptance of rentals, fees, and charges by the Authority for any period or periods after a default of any of the terms, covenants and conditions contained in this Lease will not be deemed a waiver of any right on the part of the Authority to exercise its remedies under this Lease as a result of the occurrence of an Event of Default and will not be deemed a waiver of the right of the Authority to terminate this Lease pursuant to Paragraph 17.4 of this Lease. The election by Virgin not to pursue any of its remedies upon the occurrence of any Authority Event of Default will not be deemed a waiver of any right on the part of Virgin to exercise its remedies under the Lease as result of the occurrence of such Authority Event of Default and will not be construed to be or act as a waiver by Virgin of any subsequent Authority Event of Default and will not be deemed a waiver of Virgin’s right to exercise any and all remedies provided for in this Lease upon the occurrence of an Authority Event of Default.

7. REPRESENTATIONS OF VIRGIN. Virgin represents and warrants to the Authority as follows:

7.1. Virgin is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority and all requisite authorizations, consents and approvals required under Applicable Law and the organizational documents of Virgin to execute, deliver and perform the obligations under this Lease.

7.2. The execution, delivery and performance by Virgin of this Lease have been duly authorized by all the necessary limited liability company actions and do not and will not contravene the terms of Virgin’s organizational documents, or conflict with or result in any breach or contravention of any contractual obligation to which Virgin is a party, or any order, injunction, writ, decree of any governmental authority or any arbitration award to which Virgin or its property is subject.

7.3. No approval, consent, authorization, exemption or other action by, or written notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Virgin of this Lease.

7.4. This Lease has been duly executed and delivered by Virgin and constitutes a legal, valid and binding obligation of Virgin, enforceable against Virgin in accordance with its terms.

8. REPRESENTATIONS OF THE AUTHORITY. The Authority hereby states to Virgin as follows:

8.1. The Authority is duly organized under the laws of the State of New Mexico and has all requisite power and authority to execute, deliver and perform the obligations under this Lease.

8.2. The execution, delivery and performance by the Authority of this Lease have been duly authorized by all the necessary acts and do not and will not contravene the terms of Applicable Law or conflict with or result in any breach or contravention of any contractual obligation to which the Authority is a party, or any order, injunction, writ, decree of any governmental authority or any arbitration award to which the Authority or its property is subject.

8.3. No approval, consent, authorization, exemption or other action by, or written notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Authority of this Lease except as have been obtained and except as described in Section 2.25 (regarding the Effective Date) of this Lease.

8.4. Subject to Paragraph 8.3, this Lease has been duly executed and delivered by the Authority and constitutes a legal, valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms.

8.5. The Authority has no existing agreements with the United States federal government in conflict with the express provisions of this Lease.

9. UTILITIES.

9.1. The Authority will provide the following utility services to the Facilities in reasonable amounts and pressures appropriate for Virgin’s operations, as such operations are described in the Operational Spaceport Plan: sewer or septic, water, gas and electricity necessary for the safe and secure operation of the Virgin Facilities, and conduit, with pull stations as appropriate, sufficient to accommodate fiber optic communications cable.

9.2. Any additional utility services requested by Virgin and not otherwise provided by the Authority will be provided subject to the Authority’s approval, which will not be unreasonably withheld, conditioned or delayed, and which will be provided by the Authority at actual cost without overhead, mark-up or profit and will be billed to Virgin by the Authority outside of the Budget process. Maintenance and repair of any additional utility services will be billed directly to Virgin without overheard, mark-up or profit and paid directly by Virgin; provided, however, that, if any other Tenant(s) also use such additional utility services, the cost to provide the additional utility services and the maintenance and repair costs associated therewith will be fairly apportioned and allocated, based on percentage of use, between Virgin and such other Tenant(s).

9.3. Any plans by the Authority for future locally based generation of utility services will involve the review by the SAC and the recommendations by this committee to the Authority on alternate “green” systems. Virgin as a member of this committee will provide input into the decision making process. Green systems may include, but not be limited to, solar, wind or geothermal systems that are designed to reduce the environmental impact on the generation of power and the cost of providing that power over more traditional generation techniques.

9.3.1. Service Interruptions by the Authority. Except to the extent caused by the negligence or intentional wrongdoing of Virgin, its agents, employees, contractors, officers, directors, licensees, invitees, or predecessors in interest, in the event of any failures or interruptions of utility services to the Facilities, including electricity, gas, water, plumbing, sewage, communications and HVAC, that are caused by the negligence of the Authority, its agents, employees or contractors or the failure of the Authority, its agents, employees or contractors to properly maintain the facilities providing such services or some other infrastructure or facility necessary for delivery of such services, and which (i) materially, adversely affect Virgin’s use of the Virgin Facilities and the Common Facilities, and (ii) continue for 7 or more days (or 7 or more days in any 30 day period) then the Facilities Rent and Ground Rent will be abated in proportion to the adverse effect on Virgin’s operations until the interrupted services are restored so that there is no longer any material, adverse effect on Virgin’s business operations (e.g. If 50% of the scheduled flights must be cancelled and cannot be made up in the period promptly following the restoration of services, the abatement would be 50% of the Facilities Rent and the Ground Rent for the period of time the service is interrupted).

10. MAINTENANCE OF SPACEPORT. Virgin and the Authority will keep the Facilities in good, first-class working order, repair and condition, throughout the Term, as follows. The construction of certain components of the Spaceport in compliance with principles of Leadership in Energy and Environmental Design may result in higher or lower maintenance costs or useful life depending on the component.

10.1. Authority.

10.1.1. The Authority will maintain the roofs; foundations; exterior walls (including glass); exterior doors; and load-bearing portions of all building structures in the Common Facilities and Virgin Facilities.

10.1.2. The Authority will maintain all utility lines in the Common Facilities and to the point of connection to the Virgin Facilities and will maintain all detention ponds and all drainage pipes, culverts, basins, drop inlets and other drainage structures.

10.1.3. The Authority will maintain the HVAC in the Common Facilities and to the point of connection to the Virgin Facilities.

10.1.4. The Authority will maintain security gates; ceilings; interior walls; entrances; signs; interior decorations; floors; floor coverings; wall coverings; entry and interior doors; exterior and interior glass; plumbing fixtures; light fixtures and bulbs; keys and locks; fire extinguishers and fire protection systems; and other systems and equipment that are located inside the Common Facilities; and all alterations and improvements to the Common Facilities installed by the Authority, and will require all Tenants of any portions of the Common Facilities, to keep their premises in good, first-class operating condition.

10.1.5. The Authority will maintain all landscaping, parking areas and Airfield. Airfield is defined in Paragraph 2.3 to include all runways, landing areas, taxiways, ramps, aprons, adjacent field areas and related support Facilities except those designed for exclusive use of Virgin or another Tenant.

10.1.6. The Authority will keep all interior portions of the Common Facilities clean, sanitary, sightly and free of pests.

10.1.7. The Authority will be obligated to correct and repair any defects discovered in the Facilities, whether patent or latent defects, such corrections and repairs to be made at the Authority’s sole cost and expense, and no portion of such costs and expenses will be included in User Fees. Notwithstanding the foregoing, as to any defects covered by the warranties contained in the Construction Contracts, upon receiving written notice from Virgin of cause for a claim or claims under any such warranties, the Authority will make such claim(s) to the Contractor(s) under the Construction Contracts on Virgin’s behalf and will diligently and continuously pursue the Authority’s efforts (including filing suit, if necessary, to enforce the obligations of the Contractor(s) under the warranties with respect to the Virgin Facilities and the THF Common Facilities). If the Authority fails to diligently pursue such warranty claim(s) and the warranty claim(s) is or are with respect to any portion of the Virgin Facilities or the THF Common Facilities, or both, Virgin will have the right to seek to enforce such warranty claim(s) and the Authority will cooperate fully with Virgin in Virgin’s efforts to enforce the warranty claim(s), including, without limitation, signing any documents reasonably necessary to evidence the Authority’s assignment to Virgin of the Authority’s rights with respect to the applicable warranty claim(s).

10.2. Virgin.

10.2.1. Virgin will keep all interior, non-structural portions of the Virgin Facilities in good, first-class working order, repair and condition, which condition will also be clean, sanitary, sightly and free of pests.

10.2.2. Virgin will maintain Virgin’s trade fixtures and equipment; security gates; ceilings; interior walls; entrances; signs; interior decorations; floors; floor coverings; wall coverings; entry and interior doors; exterior and interior glass; plumbing fixtures; light fixtures and bulbs; keys and locks; fire extinguishers and fire protection systems; utility lines; HVAC except as described above; and other systems and equipment that are located inside the Virgin Facilities, and all alterations and improvements to the Virgin Facilities installed by Virgin.

10.3. Authority’s Right to Inspect and Make Repairs. The Authority, by its authorized officers, employees, agents, contractors, subcontractors, and other representatives, will have the right, during normal business hours and upon not less than twenty four (24) hours’ prior written notice (except in emergencies, in which case only the notice that is reasonable under the circumstances will be required), and with as little interruption of Virgin’s operations as is reasonably practicable, to enter into the Virgin Facilities, accompanied by an authorized Virgin representative, if practicable, for the following purposes;

10.3.1. The Authority will have the right but not the obligation to inspect such space to determine whether Virgin has complied and is in compliance with the terms and conditions of this Lease and Applicable Law.

10.3.2. If Virgin fails to perform its obligations under this Paragraph 10 within thirty (30) Days following written notice by the Authority to Virgin (or, if such failure is not reasonably susceptible to cure within thirty (30) Days, if Virgin fails to promptly commence the cure and diligently pursue the cure to completion as soon as reasonably possible), the Authority will be entitled to perform such maintenance, cleaning or repair as the Authority reasonably deems necessary, and to recover the reasonable cost of such maintenance, cleaning or repair expenses from Virgin as set forth in Paragraph 6.4 of this Lease, without overhead, mark-up or profit.

10.4. Alterations, Improvements, Payment Bond.

10.4.1. Alterations and Improvements. Other than interior alternations that do not have any material effect on building structure or systems, which may be made without the approval of the Authority, Virgin will make no alterations, additions, improvements to, or installations on the Virgin Facilities or the Common Facilities under this Lease without the prior written approval of the Authority; provided that such approval will not be unreasonably withheld, conditioned or delayed. Virgin will be solely responsible for payment for all such alterations, additions, improvements, or installations made by Virgin. Alterations made by Virgin must be incorporated so as to make no change to the Spaceport overall design and the architectural highlights of the original building. Alterations must also be respectful and representative of New Mexico heritage and culture.

10.4.1.1. Plans and specifications for any work that requires the Authority’s approval will be filed with the Authority.

10.4.1.2. All work will be done in accordance with Applicable Law.

10.4.1.3. All alterations, additions, improvements, or installations other than trade fixtures, equipment and other personal property will become part of the realty and title will vest with the Authority upon completion of the installation or construction of such alterations, additions, improvements or installations. Removal of trade fixtures, equipment, and other personal property will be allowed only pursuant to Paragraph 3.4 of this Lease.

10.4.2. Payment Bond. If, at the time of the making of any improvements, Virgin does not deliver to the Authority an audited financial statement showing that Virgin’s net worth is equal to or greater than One Hundred Million and No/100 Dollars ($100,000,000), then Virgin will, before erecting or placing improvements on the Virgin Facilities, execute and deliver to the Authority a payment bond with good and sufficient Surety to be approved by the Authority in a sum equal to the full contractual amount for such improvements, to insure the Authority against loss by reason of any lien or liens that may be filed against the Virgin Facilities or Spaceport property for the construction of such improvements. If Virgin does deliver an audited financial statement indicating a Virgin net worth equal to or greater than One Hundred Million and No/100 Dollars ($100,000,000) at the time the improvements are to be made, Virgin will not be obligated to obtain a payment bond.

10.5. Debts, Liens. Virgin will not permit any mechanics’ lien, materialmen’s lien, or any other lien to be attached to or to be foreclosed upon any of the Facilities or improvements to the Facilities. Notwithstanding the foregoing, Virgin will have the right to contest, in good faith and with reasonable diligence, the validity of any lien or claimed lien, if Virgin gives to the Authority security that is reasonably satisfactory to the Authority to assure payment of the lien and any interest thereon and to prevent any foreclosure of the lien or sale of the Facilities or the Spaceport by reason of nonpayment of the lien; provided further, however, that on final determination of the lien or claim for lien, Virgin will immediately pay any judgment rendered with all proper costs and charges and will have the lien released and any judgment satisfied.

11. CONDEMNATION AND EMINENT DOMAIN.

11.1. Total or Substantial Taking. During the Term of this Lease, if the whole, or a portion of the Facilities or the Ground as would materially interfere with Virgin’s conduct of its business is taken or acquired or be sold to a government under imminent threat of such a taking (each event a “taking”) for any public or quasi-public use or purpose under any power of eminent domain or condemnation, and in any of such events, the Term of this Lease will cease and terminate on the date title vests in the condemning authority pursuant to such proceeding or under such sale in lieu of condemnation. Virgin will make all required payments apportioned to the date of such termination and will promptly vacate the Facilities and the Ground affected.

11.2. Less Than Total or Substantial Taking. If the taking of the Facilities is not the whole or not of such portion as will materially interfere with Virgin’s conduct of business, then the Lease will expire as to that portion of the Facilities or the Ground taken but will continue in full force and effect as to that portion of the Facilities or the Ground not taken.

12. SPACEPORT SECURITY.

12.1. Under the Spaceport Security Program, the Authority will provide security for the Airfield, Facilities and equipment associated with Spaceport operations up to the perimeter of, but not within, Virgin Facilities. Development of the Spaceport Security Program will be by a coordinated effort of the members of the SAC and the Authority executive management and the head of the Spaceport security department prior to Spaceport opening. The SAC will have the initial responsibility to develop the program for final review and approval of the Authority Executive Director. Development of this Program will provide for full Airfield security that complies with all applicable rules, regulations, ordinances, statutes, laws and orders of any federal, state, or local government entity with regarding Airfield security for the Spaceport and in keeping with security programs of other Airfields of comparable size and scope of operations. In addition as the Transportation Security Administration develops programs and regulations for General Aviation Airports and/or Commercial Spaceports, the SAC will monitor these developments and make recommendations to the Authority for implementation into the Spaceport Security Program. In developing the Program, the Authority and the SAC will provide as a minimum a detailed plan that provides for:

12.1.1. Twenty four (24)-hour manned security for a seven (7) day per week operation,

12.1.2. Control of gates, doors and perimeter fencing,

12.1.3. Control of access to restricted area, Virgin Exclusive Use Areas and the Virgin Facilities,

12.1.4. Cooperation with state/ local law enforcement and emergency services,

12.1.5. Monitoring of all vehicular movements within the Airfield perimeter,

12.1.6. Escort procedures for guests, vendors and contract workers,

12.1.7. Challenge procedures for unauthorized entry to secured areas,

12.1.8. Monitoring of designated areas by electronic surveillance,

12.1.9. Action plans for emergency responses,

12.1.10. Initial security training and familiarization of all procedures, regulations and responsibilities of all Authority and Tenant employees,

12.1.11. Refresher training for all employees in case of security breaches or apparently lapses in security measures centered around specific instances, and

12.1.12. As needed training updates to procedures and regulations that may be implemented due to changing TSA/FAA statutes or regulations that would affect the Spaceport.

12.2. Virgin, as well as all other based Tenants, must submit their own security plan for their operations and leased area that reflects the basic understanding of controlling federal agency regulations and the Spaceport Security Program. Virgin may adapt or modify the Spaceport Security Program so as to meet the Virgin Business Plan, as updated by the Virgin Business Plan Updates and protect the Virgin Facilities, the Virgin Exclusive Use Areas, as well as Virgin’s equipment, Aircraft and personnel as long as the Virgin security program is not in conflict with the Spaceport Security Program and that Program must be approved by the Authority, which approval will not be unreasonably withheld, conditioned or delayed..

12.3. Prior to the Term Commencement Date, Virgin’s personnel employed at the Spaceport must pass an FBI fingerprint-based Criminal History Records Check (“CHRC”). Unescorted access may, for necessary purposes, be authorized for Virgin’s personnel by card reader-controlled doors to the Spaceport’s Security Identification Display Area (“SIDA”) and certain other secure areas of the Common Facilities. Access to these areas is not granted simply for convenience, but must be justified by Virgin for legitimate and required purposes.

12.4. Prior to the Completion of the Spaceport Security Program, but as a general provision for all Tenants of the Spaceport, the Authority and Virgin will cooperate to implement and maintain, at a minimum, the following security measures with regard to access control to and from the secured areas of the Spaceport:

12.4.1. During ail hours, the Authority will cause all access points to secure areas of the Spaceport that are under the Authority’s control to be secured.

12.4.2. Virgin’s personnel will challenge any person in the SIDA not properly displaying Spaceport identification.

12.4.3. Virgin will restrict the activities of its personnel who are authorized to be in the SIDA or other secure areas to that portion of those areas in which Virgin is authorized to operate.

12.4.4. Virgin is responsible for ensuring that all of Virgin’s personnel attend Spaceport security training, that all of Virgin’s personnel comply with all reasonable Spaceport security rules and regulations outlined in the training, and, because security requirements and access control procedures change, that all of Virgin’s personnel are made aware of, and comply with, all reasonable changes to Spaceport security rules and regulations.

12.4.5. Virgin will not allow any unauthorized person under its control to enter the SIDA or other secure areas unless that person is properly escorted at all times.

12.4.6. Virgin will participate in the Spaceport’s security program and comply with applicable security procedures including, but not limited to, the wearing of Spaceport ID by Virgin’s personnel.

12.4.7. Virgin will immediately notify applicable law-enforcement or security officers, or both, of any suspicious activity observed in the Spaceport.

12.4.8. Any unresolved questions concerning Spaceport security will be directed to the Authority.

12.4.9. Virgin further agrees to reimburse the Authority for any and all penalties or fines levied against the Authority by the FAA, Transportation Security Administration, or successor agency or either or both due to Virgin’s failure to abide by the security measures described in this Lease, provided however, Virgin will have the right, to the extent allowed pursuant to Applicable Law, to defend against such agency action.

12.5. The Authority will periodically evaluate the procedures set forth in this Paragraph, and make revisions as required to comply with Applicable Law. Failure of Virgin or Virgin’s personnel to fully comply with the procedures set forth in this Paragraph or as later revised will be sufficient grounds for the Authority to immediately take any necessary corrective measures, including, but not limited to, measures that limit or delay Virgin’s access to the Spaceport or the Facilities, until security acceptable to the Authority is restored.

12.6. Throughout the Term of the Facility Lease (including the Extended Term, if exercised), the Authority and Virgin will cooperate with each other to maintain and improve Spaceport Security and will cooperate in investigations of violations of State and local laws, ordinances, and rules and regulations, of any federal, State and/or local government entity regarding Spaceport security. Each party will provide necessary assistance to, and cooperate with, the other party in case of any emergency. Each party will, upon request, provide the other party relevant information that will enable the both parties to provide efficient and effective management in response to any Spaceport emergency.

13. DAMAGE OR DESTRUCTION OF PREMISES. If for any reason any of the Facilities are damaged to such an extent that they are untenantable in whole or in substantial part, then the provisions of this Paragraph 13 apply; provided, however, that if such damage results in Contamination (defined below), then the provisions of Paragraph 14.3 will apply in addition to (or, in the event of a conflict, in lieu of) the provisions of this Paragraph 13.

13.1. Minor Damage. If the repairs, rebuilding, or construction necessary to restore the Common Facilities or Virgin Facilities or, as applicable, both to their condition prior to the occurrence of the damage can, in the reasonable judgment of an independent, qualified architect or general contractor hired by the Authority, be completed within three hundred sixty five (365) Days from the date on which the damage occurred (including time required for design, bidding, and award of a construction contract pursuant to the Authority procedures) (such damage to be known as “Minor Damage”), the Authority will so notify Virgin in writing, consult with Virgin, and will proceed promptly with such repairs, rebuilding, or construction at the Authority’s sole cost and expense, provided that Virgin will be responsible for, and bear the cost of, replacing and rebuilding the Virgin Facilities. Virgin will receive a pro rata abatement of the Virgin Payables based on the proportion of its business operations that are interrupted as a result of such damage. If applicable, this abatement will be allowed only for the period from the date of the occurrence of such damage to the date upon which repairs, rebuilding, or construction is completed to the extent necessary for Virgin to recommence the interrupted operations on a commercially reasonable basis. Thereafter, Virgin Payables will be calculated without regard for the period such rental fees were reduced.

13.1.1. Notwithstanding the above provisions, if the minor damage is caused by the gross negligence or willful misconduct of Virgin or its agents, employees, contractors, officers, directors, licensees or invitees, Virgin will be responsible for reimbursing the Authority promptly for the cost and expense incurred in such repair, rebuilding or construction. In order to expedite such repair, rebuilding or construction of Facilities so damaged, Virgin will apply all insurance proceeds paid on account of such damage or destruction under the policies of insurance required in Paragraph 15 below. If the insurance proceeds available for the Virgin Facilities are not sufficient to pay the entire cost of such repairs, rebuilding or construction, Virgin will be responsible for all excess costs of the reconstruction. In the event the cause of the damage or destruction is by risk that is not covered by insurance of the type required in Paragraph 15 below, and the minor damage is caused by the gross negligence or willful misconduct of Virgin, its agents, employees, contractors, officers, directors, licensees or invitees, then Virgin will have the responsibility to provide promptly the funds necessary to pay the cost of the repairs, rebuilding or construction. In the event of Minor Damage caused by Virgin’s gross negligence or willful misconduct, Virgin Payables will not abate.

13.2. Major Damage. If such repairs, rebuilding, or construction cannot, in the reasonable judgment of an independent, qualified architect or general contractor hired by the Authority, be completed within three hundred sixty five (365) Days from the date on which the damage occurred (including time required for design, bidding, and award of a construction contract pursuant to the Authority procedures) (such damage to be known as “Major Damage”), then the Authority will so notify Virgin within fifteen (15) Days of receipt by the Authority of the repair time estimate provided by an architect or general contractor and will include a copy of the repair time estimate with the notice. The Authority will commence the procurement of such architect or general contractor immediately after the damage and will diligently pursue such procurement and use its best efforts to obtain the repair time estimate as soon as possible and will keep Virgin apprised of the same.

13.2.1. If neither the Authority nor Virgin elects to terminate this Lease pursuant to Paragraph 13.2.2 below, then the Authority will proceed promptly with said repairs, rebuilding, or construction at the Authority’s sole cost and expense, in which event Virgin Payables will abate until repairs to or rebuilding or construction of the damaged Facilities is sufficiently complete so that any remaining construction related to the Facilities would not materially interfere with the use of the Facilities for their intended purpose.

13.2.1.1. Notwithstanding the above provision, if the Facilities are destroyed or so damaged and rendered untenantable as a result of damage caused by the gross negligence or willful misconduct of Virgin or its agents, employees, contractors, officers, directors, licensees or invitees, the Authority may repair, rebuild or construct the Facilities, and Virgin will be responsible for reimbursing the Authority promptly for the costs and expenses incurred in such repair, rebuilding, or construction of such damaged Facilities. In order to expedite such repair, rebuilding or construction of Facilities so damaged, Virgin will apply all insurance proceeds paid on account of such damage or destruction under the policies of insurance required in Paragraph 15 below. If the insurance proceeds available for the Virgin Facilities are not sufficient to pay the entire cost of such repairs, rebuilding, or construction, Virgin will be responsible for all excess costs of the restoration. In the event the cause of the damage or destruction is by risk that is not covered by insurance of the type required in Paragraph 15 below, and the damage is caused by the gross negligence or willful misconduct of Virgin, its agents, employees, contractors, officers, directors, licensees or invitees, then Virgin will have the responsibility to provide promptly the funds necessary to pay the cost of the repairs, rebuilding, or construction. In the event of Major Damage caused by Virgin’s gross negligence or willful misconduct, Virgin Payables will not abate.

13.2.2. The Authority and Virgin will each have the right, by written notice to the other within thirty (30) Days after the Authority’s delivery to Virgin of the architect or general contractor’s estimate that the repair period will exceed three hundred sixty-five (365) Days from the date on which the damage occurred (including the time required for design, bidding and award of a construction contract pursuant to Authority procedures). The Authority or Virgin, as the case may be, will not be deemed in default under this Lease in the event it elects to terminate the Lease pursuant to this paragraph.

13.3. Limits of The Authority’s Obligations Defined. In the application of the provisions of Paragraphs 13.1 and 13.2 of this Lease, the Authority will in no event be obligated to repair, rebuild or construct the Facilities to an extent greater than its original obligation to provide Facilities as set forth in this Lease.

13.4. Force Majeure. Except as expressly provided in this Lease, neither the Authority nor Virgin will be deemed to be in default hereunder if either party is prevented from performing any of the obligations, other than Virgin Payables under this Lease, by reason of Force Majeure.

14. ENVIRONMENTAL MATTERS.

14.1. Environmental Definitions. The following terms have the following meanings in this Paragraph 14.

14.1.1. Best Management Practices. Policies, practices, procedures, or structures implemented to mitigate the adverse environmental effects of a Release or other event, including any practices prescribed by Environmental Laws and standard industry practice in the aerospace industry.

14.1.2. Environmental Claim. Any investigative action, enforcement action, cleanup mandate, removal mandate, containment mandate, remedial mandate, liability, fine or payment of liens at any time threatened, instituted or completed pursuant to any applicable Environmental Laws, against Virgin or against or with respect to the Facilities or the Ground or any condition, use or activity on the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Substance. Any Environmental Claim will include damages, impairments, penalties, fines, reasonable attorneys’ fees, court costs, remediation costs, expert and consultant fees and costs, consequential damages, diminution of value of the Facilities, damages for loss or restriction of use of the Facilities, or losses of any kind or nature, whether known or unknown, foreseeable or unforeseeable, whether for personal injury, death, natural resources or property damage or otherwise, whether for aggravation of or contribution to any pre-existing condition or otherwise, and whether civil or criminal.

14.1.3. Release. Any spill, leak, emission, pumping, pouring, discharging, leaching, dumping, pulverizing, causing to become airborne, percolation or disposal into or on any property or the environment.

14.1.4. Contamination. The Release or uncontained presence of Hazardous Substances resulting from Virgin’s activities at the Facilities or the Ground, or any condition caused by non-compliance with Environmental Laws, whether revealed in a Compliance Audit (defined below), Exit ESA (defined below) or otherwise.

14.2. Environmental Compliance.

14.2.1. Virgin’s conduct and operations as related to any operations involving or arising from Virgin’s use of the Facilities or the Ground will at all times be in compliance with all Applicable Laws, including, but not limited to, Environmental Laws. Without limiting the generality of this requirement, Virgin will at all times handle Hazardous Substances in a manner consistent with Best Management Practices and Environmental Laws. The Authority’s conduct and operations as related to any operations involving or arising from the Authority’s use of the Facilities or the Ground will at all times be in compliance with all Applicable Laws, including, but not limited to, Environmental Laws. Without limiting the generality of this requirement, the Authority will at all times handle Hazardous Substances in a manner consistent with Best Management Practices and Environmental Laws.

14.2.2. Virgin will be solely responsible for the proper removal and disposal of all Hazardous Substances generated by Virgin or resulting or arising from Virgin’s activities or operations at the Facilities or the Ground, including the ground occupied by the Common Facilities, not just the Virgin Facilities, as well as on adjacent waterways and in groundwater. Such removal and disposal will include, but not be limited to, Virgin’s manifesting such Hazardous Substances under Virgin’s assigned Environmental Protection Agency Identification Number and ensuring that removal of such Hazardous Substances from the Facilities or the Ground is accomplished in accordance with Environmental Laws. Additionally, Virgin will be solely responsible for Contamination that impacts the Facilities or the Ground as a result of the storage, handling, Release, removal or disposal of any substances used by Virgin or Virgin’s agents, employees, licensees, invitees, contractors, officers, directors or any other persons acting by or through or on behalf of Virgin. To the extent that the Authority generates Hazardous Substances, if at all, the Authority will be solely responsible for the proper removal and disposal of all Hazardous Substances generated by the Authority or resulting or arising from the Authority’s activities or operations at the Facilities or the Ground, including the ground occupied by the Common Facilities, as well as on adjacent waterways and in groundwater. The Authority will ensure that removal of such Hazardous Substances from the Facilities or the Ground is accomplished in accordance with Environmental Laws. Except to the extent that responsibility or liability for Contamination and other aspects of compliance with Environmental Laws is assumed by other Spaceport lessees, contractors or other persons, the Authority will be responsible for Contamination that impacts the Facilities or the Ground as a result of the Authority’s storage, handling, Release, removal or disposal of any substances used by the Authority, or the Authority’s agents, employees, licensees, invitees, contractors, officers, directors or any other persons acting by or through or on behalf of the Authority; provided, however, that nothing in this Paragraph 14.2.2 is intended to waive the Authority’s sovereign immunity.

14.2.3. Virgin will obtain all permits, licenses or approvals and will make all notifications and modifications required to conduct Virgin’s operations at the Facilities or the Ground or to comply with Virgin’s obligations under this Lease. Virgin will at all times comply with the terms and conditions of any such permits, licenses, approvals or notifications.

14.2.4. Virgin will immediately (but in any event no later than thirty (30) Days after the Effective Date of this Lease for matters existing before the Effective Date of this Lease or seventy two (72) hours after the date Virgin becomes aware of the matter requiring disclosure for all matters occurring after the date of this Lease) notify the Authority and deliver to the Authority copies of all documentation related to any of the following:

14.2.4.1. Any application or other documentation by Virgin or any other Person on behalf of Virgin related to any Environmental Laws affecting or concerning the Facilities or the Ground;

14.2.4.2. Any event requiring notice under an Environmental Law has occurred, including copies of all such notices;

14.2.4.3. Any permit, license, approval or amendment or modification of any permit, license or approval related to any operations involving or arising from the Facilities or the Ground;

14.2.4.4. Any plan or specification relating to any storage tank, whether above or below ground, or any pump, waste oil apparatus, or related line (collectively, “Storage Tanks”) to be constructed, repaired, modified or removed on or from the Facilities;

14.2.4.5. Any notice of violation, summons, order, complaint or any correspondence threatening or relating to any of the items required to be disclosed by this Paragraph 15.2.4.5 or related to any Environmental Law pertaining to Virgin’s operations on the Facilities or the Ground; or

14.2.4.6. Any completed SARA forms required for Virgin’s operations, and any amendments or modifications of such SARA forms.

14.2.5. Upon reasonable advance written notice, Virgin will provide to the Authority any record related to any operations involving or arising from the Facilities or the Ground required to be maintained pursuant to any Environmental Law.

14.3. Site Contamination.

14.3.1. If a Release or threatened Release of a Hazardous Substance or any Contamination relating to or arising from Virgin’s use or occupancy of the Facilities or the Ground occurs, Virgin will immediately notify the Authority by telephone and will send a written confirmation to the Authority no later than twenty four (24) hours after the Release or threatened Release has occurred. Such notice is required even if the Release is of a smaller amount than would require reporting under Environmental Law. In addition, Virgin will make all other notifications required under the Environmental Laws within the required time frame.

14.3.2. Virgin will immediately stabilize the site of the Release or threatened Release in a manner consistent with Best Management Practices and will notify the Authority when such stabilization is complete.

14.3.3. Within a reasonable time frame, Virgin and the Authority, in conjunction with a licensed environmental firm, will develop a remediation action plan (“Remediation Plan”) that complies with Environmental Law.

14.3.4. Once the Remediation Plan has received approval from Virgin, the Authority and any governmental body or court that is required to approve the Remediation Plan, Virgin will execute the Remediation Plan as soon as reasonably possible and will work expeditiously to remediate the Facilities at Virgin’s sole expense. Upon completion, Virgin will cause a Phase I environmental site assessment to be completed at Virgin’s expense (the “Post-Remediation ESA”). The Authority will approve completion of remediation when the Post-Remediation ESA or an update thereto reveals no environmental condition that is worse than the condition of the site at the time of Virgin’s beneficial occupancy of the Facilities, as determined with reference to the Phase I environmental site assessment required by the Development Agreement (referred to in the Development Agreement as the “Pre-Occupancy ESA”).

14.3.5. If Virgin fails to clean up, properly dispose of, remove, or repair any operation or condition that relates to a Hazardous Substance, Release, threatened Release, or violation of Environmental Law, or if Virgin fails timely to complete a Remediation Plan, the Authority may (but is not required to) take all steps it deems necessary to properly clean up, dispose of, remove, repair or remediate that condition or operation. Any such action on the part of the Authority will be at Virgin’s sole cost and expense, and Virgin will indemnify, pay for or reimburse the Authority for any and all costs, including administrative overhead and legal fees, that the Authority incurs as a result of such action. Virgin hereby acknowledges that the Authority has a right of entry to the Facilities and the Ground and appoints the Authority as its agent for the purposes described in this Paragraph.

14.3.6. If a Release or threatened Release occurs in Common Facilities or with respect to any part of the Ground that is used jointly between Virgin and one or more other tenants, such Tenants will be liable jointly and severally for carrying out the obligations and making all payments required by Paragraph 14.3.

14.3.7. If a Release or threatened Release occurs on the Facilities or the Ground as a result of the Authority’s acts or omissions (including, without limitation, as a result of leaks from any storage tanks operated and maintained by the Authority), the Authority will immediately notify Virgin by telephone and will send a written confirmation to Virgin no later than twenty four (24) hours after the Release or threatened Release has occurred. Such notice is required even if the Release is of a smaller amount than would require reporting under

Environmental Law. The Authority will immediately stabilize the site of the Release or threatened Release in a manner consistent with Best Management Practices and will notify Virgin when such stabilization is complete. The Authority will execute a Remediation Plan as soon as reasonably possible and will work expeditiously to remediate the Facilities at the Authority’s sole expense.

14.4. Storage Tanks.

14.4.1. Except as shown in the Construction Documents developed by the Parties pursuant to the Development Agreement, Virgin will not install any Storage Tanks without the prior written consent of the Authority, which consent will not be unreasonably withheld, conditioned or delayed. Virgin will maintain any approved Storage Tank in good working order, consistent with Best Management Practices and in accordance with Environmental Laws.

14.4.2. Virgin will be solely responsible for removing any Storage Tanks located on the Virgin Facilities or Virgin Exclusive Use Areas (collectively, “Virgin Storage Tanks”) that are required by Applicable Law to be removed during the Term or at the end of the Term and for remediating the presence of any Hazardous Substances or Releases caused by or related to the Virgin Storage Tanks. During the Term, Virgin will remove any of Virgin Storage Tanks upon the Authority’s reasonable request. At the end of the Term, Virgin will remove all Virgin Storage Tanks and complete all related remediation no later than sixty (60) Days after the last date of the Term, unless otherwise agreed by Virgin and the Authority.

14.4.3. If Virgin fails to remove any Virgin Storage Tank required to be removed by Applicable Law or at the end of the Term, the Authority may remove such Storage Tank and take such other actions as it deems necessary for the protection of people, property and the environment, at Virgin’s expense. Virgin will reimburse the Authority for any and all costs, including administrative overhead and legal fees, that the Authority incurs as a result of such action. In the event Virgin fails to fulfill its obligations with respect to any Virgin Storage Tanks, and does not cure such failure within thirty (30) Days of notice from the Authority, Virgin grants the Authority a right of entry to the Facilities, the Ground and any Storage Tank and appoints the Authority as its agent for the purposes described in this Paragraph.

14.5. Environmental Indemnification. In addition to all other remedies available to the Authority under this Lease, at law or in equity, Virgin will indemnify, defend and save harmless the Authority, its officers, agents, board members, commissions, employees, successors and assigns from and against any and all Environmental Claims arising out of the acts or omissions of Virgin or Virgin’s agents, employees, contractors, officers, directors, licensees or invitees or any other Person acting by or through or on behalf of Virgin, except to the extent arising out of the negligence or willful misconduct of the Authority. This indemnity will survive the expiration or termination of this Lease.

14.6. Environmental Audit. The Authority may, but need not, conduct or cause to be conducted an audit to assess compliance with Environmental Laws at the Facilities (a “Compliance Audit”). The Authority will provide Virgin a reasonable opportunity to consult with and provide comments to the Authority as to the design of the Compliance Audit. The Authority will conduct a Compliance Audit not more frequently than annually. The Authority may charge to Virgin a prorated portion of the costs of a Compliance Audit as a User Fee under this Lease. If the Compliance Audit reveals Virgin’s non-compliance with any Environmental Law, the provisions of this Lease relating to “Site Contamination” will apply.

14.7. Inspection. In addition to any other rights of entry or inspection contained in this Lease, the Authority may, upon no less than forty eight (48) hours’ advance written notice to Virgin, enter the Facilities to conduct reasonable inspections, tests, samplings, split samples or other investigations pertaining to environmental matters. The Authority will provide to Virgin a copy of the results of any testing that occurs during an inspection.

14.8. Contamination Caused by Force Majeure. In the event that a Force Majeure event results in an event triggering action under this Paragraph 14, Virgin and the Authority will timely proceed in good faith to determine the plan, allocation of costs and responsibility and timeline for making any necessary notifications or undertaking remediation. Each Party will remain responsible, as described above in this Paragraph 14, for taking any actions and, in the case of Virgin, providing indemnification, with respect to any Contamination or other environmental consequences attributable to the acts or omissions of that Party or its agents, employees, contractors, officers, board members, directors, licensees or invitees or any other Person acting by or through or on behalf of that Party, except to the extent arising out of the negligence or willful misconduct of the other Party.

14.9. End of Occupancy. No later than the last Day of Virgin’s occupancy of the Facilities, the Authority will cause the preparation of a Phase I environmental site assessment or an update to any existing Phase I environmental site assessment of the Property that was prepared no more than twelve months before the date of the update (“Exit ESA”). The Authority may include the cost of the Exit ESA as a part of the User Fees under this Lease. If the Exit ESA reveals Virgin’s non-compliance with any Environmental Law, the provisions of this Lease relating to “Site Contamination” will apply.

14.10. No Assumption of Liability. Virgin and the Authority acknowledge that the provisions of this Paragraph 14 may not insulate either party from direct liability assessed by governmental agencies/bodies for environmental investigation and remediation costs. Virgin and the Authority intend that each entity will be responsible for the costs and liabilities associated with Environmental Claims stemming from its own acts and omissions. Any violation by Virgin of any Environmental Laws, and Virgin’s obligations and liability under this Subparagraph 14.10, will survive the expiration or termination of this Lease.

15. INSURANCE AND INDEMNIFICATION.

15.1. General Requirements.

15.1.1. Virgin will, at its own cost and expense, procure and maintain in full force and effect during the Term such insurance as is required in this Lease. Policies of insurance will be issued by insurance carriers licensed to do business in the State, acceptable to the State, and otherwise agreed to by the parties and approved by the Authority in writing. Virgin will provide to the Authority copies of any or all policies of insurance for the insurance coverage required in this Paragraph 15. Further, at the Authority’s request, Virgin will furnish the Authority with proof that premiums for all insurance required in this Lease have been paid on a timely basis. Such proof of payment will be provided in writing at the time of delivery of the certificates of insurance to the Authority. Policies of insurance will be procured for all insurance required, and coverage limits of such policies of insurance will not be reduced or replaced in part or in whole by self-insurance, including self-insurance retention amounts, except as otherwise provided in this Paragraph, but Virgin may maintain commercially reasonable deductibles for all coverages. The levels of insurance discussed herein are the minimum amounts acceptable to the Authority, but do not preclude Virgin from procuring and maintaining higher levels of insurance.

15.1.2. Virgin will not violate the terms or prohibitions of insurance policies required to be furnished by Virgin. Virgin will promptly notify the Authority of any claim or loss at the Spaceport exceeding the amount of the deductible under such insurance policies, and certify that proper notice has been given the appropriate insurance carrier.

15.1.3. Virgin will furnish the Authority with certificates of insurance on or before the Date of Base Building Standard Completion, subject to Paragraph 15.2. All insurance certificates will provide that thirty (30) Days’, or such lesser time that may apply in respect of war and allied perils insurance, written notice be given to the Authority before an insurer cancels, materially changes or does not renew a policy, and that sixty (60) Days’, or such lesser time that may apply in respect of war and allied perils insurance, written notice be given to the Authority before Virgin cancels, materially changes or does not renew a policy. Various types of required insurance may be written in one or more policies. A certificate or policy that states that the failure to give the Authority notice imposes no liability or obligation on the insurer will not be in compliance with this Paragraph. For instance, certificates or policies stating that the insurance company will “endeavor to notify” and that “failure to give such notice imposes no obligation” on the insurance company are unacceptable to the Authority.

15.1.4. The required amounts of insurance provided in this Paragraph 15 are minimums only; the Authority will be entitled to the full benefit and protection of any higher dollar amount of coverage stated in an insurance policy actually carried by Virgin. The insurance requirements set forth in this Lease will not be construed as a representation by the Authority that the satisfaction of such requirements will be sufficient to protect Virgin.

15.2. Approval of Insurance. Even though a notice to proceed with construction may have been given pursuant to the Development Agreement, neither Virgin nor any contractors, subcontractors, assignees or other transferees of Virgin will begin any operations pursuant to this Lease until the required insurance has been obtained and proper certificates of insurance delivered to the Authority. Neither approval nor failure to disapprove insurance or certificates of insurance by the Authority will relieve Virgin or any transferees of full responsibility to maintain the required insurance in full force and effect.

15.3. Comprehensive Aviation Liability Including Airport/Spaceport Premises Liability, Aircraft Liability (including passengers), Contractual Liability and Products/Completed Operations. Virgin will procure and maintain comprehensive aviation liability policies of insurance, including Aircraft liability, passenger liability, Airport/Spaceport premises liability, contractual liability and products/completed operations of no less than Two Hundred Million and No/100s Dollars ($200,000,000.00) combined single limit per occurrence and in the aggregate as respects Products. Virgin will also procure and maintain policies of insurance for vehicle liability insurance for all vehicles used in its operation at the Spaceport in amounts not less than One Million and No/100s Dollars ($1,000,000.00) per occurrence and no less than Five Million and No/100s Dollars ($5,000,000.00) in the aggregate single limit liability for bodily injury, including death, and property damage. Said policies of insurance will include coverage for premises, operations and Virgin’s contractual liability to the Authority under this Lease. Contractual liability coverage will specifically insure all Indemnification provisions of this Lease. The insurance policies will contain “products” and “completed operations” coverage (if applicable) and will not be written on a “claims made” form. The insurance policies will include coverage for all use of, activities on, or operations with respect to all Facilities, coverage for the use of all owned, non-owned, hired automobiles, vehicles, and other equipment, both on and off work. The Authority reserves the right to review the limits stated above at three (3) year intervals and to notify Virgin that the Authority believes the coverage limits need to be increased to give effect to the changing risk management environment and inflationary trends. Virgin will have thirty (30) days from its receipt of the Authority’s notice to notify the Authority that Virgin believes that the increased limits are not justified. If Virgin so notifies the Authority, the parties will negotiate in good faith to resolve their disagreement. If the Parties are unable to reach agreement within thirty (30) Days, the disagreement will be deemed a Dispute Issue that may be submitted by either party to the dispute resolution procedures set forth in Paragraph 20. Notwithstanding the foregoing, if new or changed State or federal laws mandate an increase in insurance coverage limits, Virgin will timely comply with the required limits, and such increases will not be subject to dispute resolution. If the new or changed law mandating an increase in insurance coverage limits is a State law, Virgin may assert a claim that such law impermissibly impaired the existing contractual obligations of the Authority under this Lease in violation of the Constitution of the State of New Mexico, provided that nothing herein will be deemed a concession by the Authority regarding the validity of any contractual impairment claim that Virgin may assert.

15.4. Workers’ Compensation and Employer’s Liability Insurance as Required by New Mexico Law. Virgin will comply with the provisions of the New Mexico Workers’ Compensation Act, the Subsequent Injury Act, and the New Mexico Occupational Disease Disablement Law. Virgin will procure and maintain during the term of this Lease complete Workers’ and Employer’s Liability Insurance in accordance with New Mexico laws and regulations. Such insurance will include coverage permitted under NMSA 1978, Section 52-1-10, for safety devices. With respect to Workers’ Compensation Insurance, if Virgin elects to be self-insured, Virgin will comply with the requirements of Applicable Law. If any portion of the Virgin Facilities is to be sublet, Virgin will require the subtenant(s) similarly to provide such coverage (or qualify as a self-insured) for all the of the subtenant’s employees. Virgin hereby covenants and agrees that the Authority, its officers, board members, employees or agents will not be liable or responsible for any claims or actions occasioned by Virgin’s failure to comply with the provisions of this Subparagraph and that the Indemnification provision of this Lease will apply to this Paragraph. It is expressly agreed that the employees of Virgin are not the Authority’s employees or agents for any purpose.

15.5. Additional Insured. The Authority, the State and the New Mexico Commissioner of Public Lands will be named as additional insured on each insurance policy required in this Paragraph 15.

15.6. Change in Limits. If, during the Term, the Legislature of the State of New Mexico increases the maximum limits of liability under the Tort Claims Act (NMSA 1978, Sections 41-4-1 through 41-4-27) to an amount greater than the amounts required in this Paragraph 15, the Authority may require Virgin to increase the limits of any insurance required herein to an amount equal to such increased Tort Claims Act maximum limits of liability. If, during the Term, the Legislature of the State of New Mexico limits the liability for the operation of the Spaceport, the Authority and Virgin will renegotiate the limits of liability contained in this Paragraph 15.

15.7. Contents Insurance. Virgin will be solely responsible for obtaining insurance policies that provide coverage for losses of Virgin-owned property. The Authority will not be required to provide such insurance coverage or be responsible for payment of Virgin’s cost for such insurance.

15.8. Builders Risk Insurance. During any period of construction or reconstruction for which Virgin contracts, Virgin will carry, or will require its contractor or contractors to carry, a policy of builders risk Insurance in an amount sufficient to insure the value of the work.

15.9. Additional Requirements. Insofar as any insurance provides protection against liability for damages to third parties for personal injury, death and property damage, the Authority and the State will be included as additional insureds; provided such liability insurance coverage will also extend to damage, destruction and injury to property owned or leased by the Authority or the State and to the Authority or State personnel, and caused by the negligence or willful misconduct of or resulting from work, acts, operations, or omissions of Virgin, its agents, employees, contractors, officers, directors, licensees or invitees on the Spaceport. Nothing herein will be deemed to override the waiver of claims/waiver of subrogation provision set forth below in this Paragraph 15.9. The Authority will have no liability for any premiums charged for such coverage, and the inclusion of the Authority as an additional insured is not intended to, and will not make the Authority a partner or joint venturer with Virgin in its operations on the Spaceport. All insurance policies issued pursuant to this Paragraph 15 will be written as primary policies that may not be interpreted as contributing policies or as excess coverage. All Virgin property insurance policies will expressly waive all claims or rights of subrogation, if any, against the Authority or the State. Notwithstanding anything to the contrary set forth above, the State will also waive all claims and rights of subrogation (and will require the issuer of any private insurance policies carried by the Authority on Spaceport property or that are issued to any agency of the State but that cover any Spaceport property to also waive all rights of subrogation) for property damage to State-owned property, if any, against Virgin, except for Environmental Claims arising from actual or alleged contamination of Hazardous Substances by Virgin, its agents, employees, contractors, officers, directors, licensees or invitees on the Spaceport; the presence, disposal, or release of Hazardous Substances by Virgin, its agents employees, contractors, officers, directors, licensees or invitees on the Spaceport that is on, from or affects the soil, air, water, vegetation, buildings, personal property, or otherwise; or, any violation by Virgin, its agents, employees, contractors, officers, directors, licensees or invitees on the Spaceport of any Environmental Law. Further, all insurance policies will contain a breach of warranty provision with respect to the interest of the State of New Mexico and the Authority, such that the insurance will not be invalidated by Virgin’s failure to comply with any warranty or other provision of the insurance policy(ies).

15.10. The Authority’s Right to Remedy Breach by Virgin. If Virgin fails to provide insurance as required in this Lease, the Authority will have the right, but not the obligation, to purchase such insurance. In such event, Virgin will pay to the Authority on demand by the Authority the amount paid for such insurance plus any administrative costs incurred by the Authority in obtaining the insurance. Any amounts demanded but unpaid under this Paragraph will bear interest at a rate of twelve (12%) from the date of demand until paid.

15.11. Deductibles. When procuring the insurance discussed in this Lease, Virgin may negotiate a deductible with Virgin’s insurer. The deductible may not exceed fifty thousand and No/100s Dollars ($50,000). The payment of deductibles will be made solely by Virgin, and the Authority will not have any liability for payment of such deductibles.

15.12. Indemnification. Virgin and all of Virgin’s agents, employees, contractors, officers, directors, licensees or invitees will use due care and diligence in all of its or their activities and operations at the Spaceport.

15.12.1. General Indemnification. Virgin will defend, indemnify and hold harmless the Authority and the Authority’s officers, and employees from and against all suits, actions, claims, demands, penalties, fines, liabilities, damages, costs and expenses (including but not limited to consultants’ fees, reasonable fees of attorneys, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, brought against the Authority because of any injury, including death at any time resulting from bodily injury, damages for care and loss of services, or damage received or sustained by any person, persons or property arising out of or resulting from the negligence or willful misconduct of Virgin or its agents, employees, contractors, officers, directors, licensees or invitees arising out of the operations of Virgin under this Lease, except to the extent arising out of the negligence or willful misconduct of the Authority or its agents, employees, contractors, officers, board members, licensees or invitees. This indemnity will survive the expiration or termination of this Lease. Nothing herein will be deemed to override the waiver of claims/waiver of subrogation provision set forth above in Paragraph 15.9.

15.12.2. Limitations. To the extent, if at all, that NMSA 1978, Section 56-7-1, applies to this Lease, the indemnifications contained in this Lease will not extend to or be construed to require Virgin to, defend, indemnify or hold the Authority harmless pursuant to Paragraph 15.12 with respect to any bodily injury, death, or injury to or destruction of property that results from the negligence, act or omission of the Authority or its agents, employees, contractors, officers, board members, licensees or invitees.

15.13. Scope of Indemnification. In addition, with respect to any claims, actions, suits, damages or judgments caused by or resulting from the negligence, act or omission or willful misconduct of Virgin, its agents, employees, contractors, officers, directors, licensees or invitees, Virgin will (a) investigate or cause the investigation of accidents involving such injuries; (b) negotiate or cause to be negotiated all claims made as may be deemed expedient by Virgin, and defend, or cause to be defended, suits for damages, even if groundless, false or fraudulent, brought on account of such injuries or damages, in the name and on behalf of the Authority, subject to the consents and approvals required by applicable State law; (c) resolve claims by performing remediation activities for environmental conditions for which Virgin is responsible under this Lease, to the extent authorized and required by applicable Environmental Laws, utilizing commercial/industrial cleanup standards and other engineered barriers and institutional controls; and (d) pay or cause to be paid: (i) all costs taxed against the Authority in any legal proceeding defended or caused to be defended by Virgin as aforesaid; (ii) any interest accruing up to the date of payment by Virgin; (iii) all premiums charged upon appeal bonds required in such proceedings; and (iv) all expenses incurred by the Authority for investigation, negotiation, and defense, including but not limited to expert witnesses’ and attorneys’ fees incurred, should Virgin fail to provide the defense and indemnification required herein; provided, however, that Virgin will not be responsible for any of the costs described in this item (iv) to the extent the Authority or the Authority’s agents, employees, contractors, officers, board members, licensees or invitees are determined to be responsible.

15.14. Miscellaneous. The Authority will, promptly upon receipt, give Virgin every demand, notice, summons or other process received in any claim or legal proceeding contemplated by this Lease. If the Authority fails to give Virgin notice of any such demand, notice, summons or other process received by the Authority and such failure to give notice results in prejudice to Virgin in the defense of any action or legal proceeding contemplated herein, such failure or delay will release Virgin of its liability as set forth in this Paragraph insofar as only the particular claim or legal proceeding is concerned, and only to the extent of such prejudice. Nothing in this Paragraph 15 will be deemed a change or modification in any manner whatsoever of the method or conditions of preserving, asserting, or enforcing any claim or legal liability against the Authority. Paragraph 15.12 will not be construed as a waiver of the Authority’s immunity. The provisions of Paragraph 15.12 will not be construed to prohibit Virgin from seeking contribution or indemnity from any third party that may have caused or contributed to the event for which Virgin indemnified the Authority.

15.15. Non-liability of Authority. The Authority will not in any event be liable for any acts or omissions of Virgin, or its agents, employees, contractors, officers, directors, licensees or invitees, or for any condition resulting from the operations or activities of Virgin, Virgin’s agents, employees, contractors, officers, directors, licensees or invitees working for, or on behalf of, Virgin. The Authority will not be liable for Virgin’s failure to perform any of its obligations under this Lease or for any delay in the performance thereof.

15.16. New Mexico Tort Claims Act. The liability of the Authority is subject to the New Mexico Tort Claims Act, as and when amended.

15.17. Property Coverage. The State is self-insured for property coverage and has a pool of insurance in excess of Six Million and No/100s Dollars ($6,000,000) for property coverage. In addition, the State purchases outside coverage each year with coverage up to Five Hundred Million and No/100s Dollars ($500,000,000). Such coverage is subject to the Torts Claim Act and other applicable laws and regulations. The State’s property coverage is described fully in the State of New Mexico Property Certificate of Coverage attached hereto as Exhibit “I”.

15.18. Additional coverage. If there is potential liability for the State that is subject to the substantive law of a jurisdiction other than New Mexico, the New Mexico Risk Management Division will assess the need for additional coverage pursuant to Section 41-4-28 NMSA 1978.

16. TRANSFER BY ASSIGNMENT OR SUBLETTING.

16.1. General.

16.1.1. Except as set forth in Paragraph 16.1.3, Virgin will not assign, transfer, convey, sell, mortgage, pledge or encumber (hereinafter collectively referred to as “Assignment”) or sublet any portion of the Virgin Facilities, including, without limitation, Assignment by operation of law or change in control of Virgin, without the advance written approval of the Authority, which approval will not be unreasonably withheld, conditioned or delayed. Such written approval will specify the exact terms and conditions of the Assignment or sublease. Any Assignment or sublease will also be subject to the approval of the Commissioner and the SBOF.

16.1.2. If Virgin fails to obtain advance written approval of any such Assignment or sublease, the Assignment or sublease will be void, and the Authority may also exercise all rights and remedies set forth in Paragraph 17 of this Lease.

16.1.3. Notwithstanding anything to the contrary set forth above, Virgin will have the right, without the consent of the Authority, but with advance notice to the Authority, to assign this Lease or to sublease any portion of its rights hereunder: (i) to any entity that Virgin owns, to the entity that owns Virgin, or to any entity that is owned by Virgin’s owner, (ii) to any entity into which or with which Virgin is merged or which acquires all or substantially all of the stock or assets of Virgin.

16.1.4. If the Authority approves in writing Virgin’s request for Assignment or sublease, Virgin will remain fully liable during the Term for the payment of all Virgin Payables for the assigned or subleased Facilities, and fully responsible for the performance of all other obligations under this Lease, unless otherwise agreed by the Authority in writing.

17. VIRGIN DEFAULT.

17.1. Default by Virgin. Each of the following events will be a default for purposes of this Lease:

17.1.1. Failure by Virgin to pay when due any Virgin Payables;

17.1.2. Failure by Virgin to provide evidence of renewal or replacement of the Performance Guarantee to the Authority at least 60 Days before the expiration date of the Performance Guarantee then in effect;

17.1.3. Failure to maintain the insurance required by this Lease;

17.1.4. Failure to comply with the environmental provisions of this Lease;

17.1.5. Failure to perform the maintenance required by this Lease;

17.1.6. Any representation or warranty made by Virgin in this Lease proves to have been false or misleading in any material respect when made;

17.1.7. Any authorization, approval, filing, registration or other governmental, judicial or public body or authority necessary to enable Virgin to comply with its obligations under this Lease or the Development Agreement is revoked, rescinded, suspended, held invalid, or otherwise limited in effect in a manner that would affect materially and adversely Virgin’s ability to perform its obligations under this Lease or the Development Agreement; or any law, regulation, rule, decree or directive of a competent authority is enacted or issued that will impair materially and adversely the ability or the right of Virgin, as the case may be, to perform such obligations, or it becomes unlawful for Virgin to perform such obligations;

17.1.8. Occurrence of a Bankruptcy Event with respect to Virgin;

17.1.9. Failure to provide the reports required under Paragraph 6.4 of this Lease;

17.1.10. Failure to comply with any covenant, agreement or condition contained in this Lease;

17.1.11. A default by Virgin under the Development Agreement that remains uncured after exercise of the dispute resolution provisions contained in the Development Agreement.

17.2. Notice and Cure Periods. If Virgin fails to cure any monetary default of the type described in Subparagraph 17.1.1 or 17.1.2 above for a period of ten (10) Days after receipt from the Authority of a written notice or fails to cure any other non-monetary default listed in Paragraph 17.1 above within thirty (30) Days after receipt from the Authority of a written notice (or if such non-monetary default is not susceptible to cure within 30 Days, if Virgin will fail to promptly commence the cure and diligently pursue the cure to completion as soon as reasonably possible) any of such uncured failures will be a “Virgin Event of Default” and the Authority may, without terminating this Lease, enter upon the Virgin Facilities and, as applicable, the Option Area and ROFR Area, and will have the right to improve and re-let all or any part of such area(s) to others. Virgin will continue to be responsible for and will pay all Virgin Payables required pursuant to this Lease, provided, however, that Virgin will receive a credit for rentals, fees, and charges received by the Authority for the re-let premises after first deducting all reasonable costs incurred by the Authority for renovations.

17.3. The Authority’s Right of Recovery. At any time before or after the Authority’s entry upon the Virgin Facilities and the re-letting of such Virgin Facilities pursuant to Paragraph 17.2 above, the Authority may terminate Virgin’s rights under this Lease pursuant to Paragraph 17.4 below, without any restriction upon recovery by the Authority for past-due Virgin Payables or other obligations of Virgin, including without limitation drawing upon the Performance Guarantee, but only on the terms and conditions and up to the amounts specifically permitted by the terms of this Lease. The Authority will have all additional rights and remedies as may be provided to the Authority by Applicable Law.

17.4. Termination by the Authority. If Virgin fails to cure any Virgin Event of Default described in Subparagraph 17.2 above within the applicable cure period, the Authority will have the right to terminate this Lease by sending Virgin written Notice of Termination, provided that Virgin will have no cure period and the Authority may terminate immediately upon a Virgin Bankruptcy Event. Termination of this Lease will take effect immediately upon Virgin’s receipt of the Notice of Termination, unless stated otherwise in the Notice of Termination. If, however, Virgin has cured the deficiencies identified in the Authority’s notice to cure prior to Virgin’s receipt of the Authority’s Notice of Termination, then such Notice of Termination will be of no force or effect. Virgin’s obligation to pay Virgin Payables, and the Authority’s right to draw upon the Performance Guarantee, will survive the termination of this Lease under this Paragraph, but only on the terms and conditions and up to the amounts specifically permitted by the terms of this Lease.

18. AUTHORITY DEFAULT.

18.1. Default by Authority, Notice and Cure Periods. Each of the following events will be an “Authority Event of Default” for purposes of this Lease:

18.1.1. Failure to notify Virgin of a change negatively affecting the provisions of Paragraph 15.16 or Subparagraphs 15.16, 15.17, or 15.18, pertaining to the Authority’s coverage.

18.1.2. Failure to comply with the environmental provisions of this Lease.

18.1.3. Failure to perform the maintenance required by this Lease.

18.1.4. Any representation made by the Authority in this Lease proves to have been false or misleading in any material respect when made.

18.1.5. Any authorization, approval, filing, registration or other governmental, judicial or public body or authority necessary to enable the Authority to comply with its obligations under this Lease or the Development Agreement is revoked, rescinded, suspended, held invalid, or otherwise limited in effect in a manner that would affect materially and adversely the Authority’s ability to perform its obligations under this Lease or the Development Agreement; or any law, regulation, rule, decree or directive of a competent authority is enacted or issued that will impair materially and adversely the ability or the right of the Authority, as the case may be, to perform such obligations, or it becomes unlawful for the Authority to perform such obligations.

18.1.6. Failure to comply with any covenant, agreement or condition contained in this Lease that remains uncured after a period of sixty (60) Days after receipt of written notice of default from Virgin.

18.1.7. Failure of the Date of Beneficial Occupancy to occur by April 30, 2012.

18.1.8. A default by the Authority under the Development Agreement that remains uncured after exercise of the dispute resolution provisions contained in the Development Agreement.

18.1.9. The Authority’s termination of this Lease pursuant to Paragraph 3.6 or 3.7 of this Lease will not be an Authority Event of Default.

18.2. Right of Termination by Virgin. If the Authority fails to cure any of the Authority Events of Default within sixty (60) Days after receipt from Virgin of a written notice of an Event of Default, Virgin will have the right to terminate this Lease by sending the Authority a Notice of Termination. If, however, the Authority has cured the Event(s) of Default before receipt of the Notice of Termination, then such Notice of Termination will be of no force and effect. Additionally, if any court of competent jurisdiction issues an injunction preventing or restraining Virgin’s use of the Spaceport or any part of the Spaceport for a period exceeding sixty (60) consecutive Days, Virgin will have the right to terminate this Lease by sending the Authority a Notice of Termination. Except as otherwise stated in this Paragraph 18.2 or in the Notice of Termination, termination of this Lease will take effect immediately upon the Authority’s receipt of the Notice of Termination.

18.3. Virgin’s Self-Help and Offset Rights.

18.3.1. If the Authority fails to perform any non-monetary obligation under this Lease, and the Authority does not cure such failure within sixty (60) Days after receiving written notice thereof (provided that, if the failure is of a nature that it cannot be cured within sixty (60) Days, but the Authority commences in good faith to cure such failure within sixty (60) Days and diligently and continuously pursues the cure to completion as soon as reasonably possible, the Authority will not be deemed to have committed an Event of Default), Virgin may notify Authority that Virgin intends to perform the obligation that the Authority has failed to perform. Virgin’s notice must specify, in detail, the action that Virgin intends to take, and the Authority will have fifteen (15) Days after receiving Virgin’s notice to notify Virgin in writing that the Authority approves the action that Virgin intends to take, which approval will not be unreasonably withheld, conditioned or delayed. If the Authority approves the action that Virgin intends to take, Virgin may take the action described in its notice, and the Authority will be obligated to reimburse Virgin for the reasonable, actual, out-of-pocket costs incurred by Virgin to effect such cure. Virgin will provide the Authority with copies of the invoices or other written evidence of the costs and expenses incurred by Virgin for which Virgin claims reimbursement. If the Authority fails to pay the reasonable, actual, out-of-pocket costs and expenses within thirty (30) Days after written demand therefor, Virgin may deduct the amount due by the Authority to Virgin under this subsection as an offset from the Virgin Payables next due under this Lease; provided, however, that Virgin may not offset in any month more than ten percent (10%) of the regularly scheduled payment of Virgin Payables for such month. Any amount for which the Authority reimburses Virgin or which Virgin deducts from the Virgin Payables under this Lease will be included in O&M Expenses for purposes of determining User Fees.

18.3.2. If Virgin exercises self-help as provided herein, Virgin must comply with the following:

18.3.2.1. All work performed by Virgin will be of a quality commensurate with the applicable portion of the Facilities,

18.3.2.2. Virgin will have any maintenance or repair performed only by a person or entity listed on the Authority’s approved list of vendors, contractors and service providers (or otherwise reasonably approved by Authority), as the case may be,

18.3.2.3. Virgin will use commercially reasonable efforts to minimize any disruption or inconvenience to Authority or any other tenant in the Spaceport,

18.3.2.4. Any work performed will be (i) performed in accordance with all applicable laws, (ii) completed as soon as practicable and on a lien-free basis, and (iii) performed using the same or better quality materials as those replaced, and

18.3.2.5. Virgin will defend, indemnify and save harmless the Authority and the Authority’s its officers, board members, agents and employees from and against all claims, liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys’ fees and other costs of litigation) because of injury, including death, to any person, or damage or loss of any kind to any property caused by Virgin’s exercise of self-help.

19. FAILURE TO OCCUPY. If Virgin does not occupy the Virgin Facilities as of or at any time after the Date of Beneficial Occupancy, Virgin will be obligated to pay the Virgin Payables in accordance with the terms of the Facilities Lease.

20. OTHER REMEDIES; DISPUTE RESOLUTION.

20.1. For events enumerated in Paragraphs 17 and 18 of this Lease, the provisions of Paragraphs 17 and 18 are the exclusive remedy. For any issue mentioned in this Lease as being subject to the dispute resolution provisions of this Lease (each a “Dispute Issue”), the provisions of this Paragraph 20 will apply.

20.2. If any Dispute Issues arise, either of the Parties may invoke the procedures of this Paragraph 20 by written notice to the other Party. A notice delivered in either event is a “Notice.”

20.3. Within seven (7) Days of the delivery of the Notice, one or both persons named as the Authority’s Authorized Representatives, and one or both Persons named as Virgin’s Authorized Representatives will meet by telephone or in person to attempt to resolve the Dispute Issue.

20.4. If any Dispute Issue is not resolved within fifteen (15) Business Days after the delivery of the Notice, Virgin and the Authority will cause Virgin’s Senior Executive Group and both Persons named as the Authority’s Authorized Representative to meet by telephone or in person to attempt to resolve the Dispute Issue. The members of Virgin’s Senior Executive Group are identified in the Development Agreement. Virgin will timely notify the Authority of changes in Virgin’s Senior Executive Group in accordance with the provisions of Paragraph 21.3 of this Lease.

20.5. If any Dispute Issue is not resolved within fifteen (15) Business Days after the meeting of Virgin’s Senior Executive Group and both Persons named as the Authority’s Authorized Representative, the resolution of the Dispute Issue will be submitted to mediation by one mediator. If the Parties are unable to agree on a mediator, each Party will nominate a mediator, and the two nominees will together select a third party to be the mediator. The Parties will share equally the cost of mediation.

20.6. If any Dispute Issue remains unresolved after mediation, then, if and only to the extent permitted by New Mexico law, the resolution of the Dispute Issue will be submitted to arbitration in accordance with the provisions of Subparagraphs 20.7 and 20.8 of this Lease, subject in all cases to the provisions of the New Mexico Uniform Arbitration Act, Sections 44-7A-1 et seq. NMSA 1978, as limited by the New Mexico Constitution. Either Party receiving a demand for arbitration may file an action for declaratory judgment, or any other appropriate action, seeking a determination as to whether the arbitration provisions of Subparagraphs 20.7 and 20.8 violate or are contrary to New Mexico law. Should the arbitration provisions of Subparagraphs 20.7 and 20.8 be found to be in violation of or contrary to New Mexico law, Subparagraphs 20.7 and 20.8 will be deemed struck from this Lease in their entirety and replaced by the following: “If any Dispute Issue remains unresolved after mediation, the Parties may exercise any other remedies, existing now or hereafter, at law or in equity.”

20.7. In order to submit a Dispute Issue to arbitration, one Party will file a demand for arbitration by written notice to the other Party and to the Western Case Management Center of the American Arbitration Association (“AAA”). The arbitration will be held in Albuquerque, New Mexico. Except as expressly provided in this Lease or unless the Parties mutually agree otherwise, the arbitration will be held in accordance with the Construction Industry Arbitration Rules, Fast Track Procedure, of the AAA then in effect, including without limitation the selection by the Parties of one arbitrator from the AAA’s list of arbitrators knowledgeable in construction who are available for service in Fast Track Procedure cases, which arbitrator must be licensed to practice law in the State. The decision rendered by the arbitrator will be issued in writing and will include findings of fact and conclusions of law. The Parties will share equally the cost of arbitration.

20.8. During the pendency of any dispute resolution proceeding, the Work will not be discontinued or slowed in any way, provided that the Dispute Issue does not involve the specific Work to be performed in a way that renders continued Work impracticable. The decision of any mediator or arbitrator will address how any unnecessary costs incurred while the Work has progressed will be allocated.

21. GENERAL PROVISIONS.

21.1. Compliance With Law. Virgin will not use the Spaceport or any part thereof, or knowingly permit the same to be used by any of its subtenants, agents, employees, contractors, officers, directors, licensees or invitees for any illegal purposes and will, at all times during the Term, comply with Applicable Laws.

21.2. Non-Discrimination. In the use and occupation of the Spaceport, Virgin will not discriminate against any person or class of persons by reason of race, color, religion, sex, national origin or ancestry, age, gender identity, sexual orientation, or physical or mental handicap.

21.3. Consents, Approvals and Notices. All consents, approvals and notices required by this Lease will be in writing and will be delivered personally, by overnight courier service or sent by certified or registered mail, postage prepaid and return receipt requested. Notice given personally will be deemed to be received on delivery. Notice given by overnight courier will be deemed to be received one Day after deposit with a recognized overnight delivery services such as Federal Express. Notice given by certified or registered mail will be deemed to be received three Days after deposit with the United States Postal Service. The Authority or Virgin may change its address for notice by giving ten (10) Days’ prior notice of such change in the manner provided for in this Paragraph 21.3. Until any such change is made, notices will be delivered as follows:

Authority:	New Mexico Spaceport Authority
310 S. Church Street, Suite G
Las Cruces, New Mexico 88001
Attn:
Telephone:
Facsimile:
Email:

With a copy to:	Sutin, Thayer & Browne
6565 Americas Parkway NE, Suite 1000
Albuquerque, New Mexico 87110
Attn:
Telephone:
Facsimile:
Email:

Virgin:	Virgin Galactic, LLC
6 Half Moon Street
London, England W1J 7BA
Attn:
Telephone:
Facsimile:
Email:

With a copy to:	Virgin USA
65 Bleecker Street, 6th Floor
New York, New York 10012
Attn:
Telephone:
Facsimile:
Email:

21.4. Amendment or Waiver. This Lease may not be amended, changed or discharged without the prior written consent of Virgin and the Authority, and no provision of this Lease may be waived without the written consent of the party to be bound by the waived provision. Any amendment to this Lease requires the prior approval of the SBOF.

21.5. Construction and Interpretation. This Lease has been reviewed and revised by legal counsel for each of the Authority and Virgin, and no presumption or rule that ambiguities will be construed against the drafting party will apply to the interpretation or enforcement of this Lease. Each of the Authority and Virgin consulted with counsel and determined that this Lease accurately and completely reflects the agreement of the Authority and Virgin.

21.6. Governing Law. This Lease will be governed by and construed under the law of the State of New Mexico without reference to any choice-of-law provisions of the State of New Mexico that would lead to the applicability of other law.

21.7. Consent to Jurisdiction and Venue. The Authority and Virgin consent to and agree to the exclusive jurisdiction of the Courts of the State of New Mexico for the resolution of any disputes arising under or resulting from this Lease that cannot be resolved according to the provisions of Paragraphs 17, 18 or 20 of this Lease and waive any objection to the personal jurisdiction of the Courts of the State of New Mexico over the Authority and Virgin. The Authority and Virgin agree that venue for litigation of issues, claims, or other judicial matters arising or resulting from this Lease will be in the Santa Fe County, New Mexico, District Court.

21.8. Waiver of Jury Trial. The Authority and Virgin each waive all right to trial by jury in any civil legal action brought to enforce or defend any rights or remedies as provided in this Lease.

21.9. Entire Agreement. The Development Agreement and this Lease contain the entire understanding and agreement of the Authority and Virgin regarding the Project and supersede the Memorandum of Agreement for the Planning, Development, and Financing of Facilities for Virgin Galactic between the Authority and Virgin, except for the last sentence on page 2, subsection 1.2, and subsection 3.11 and the Memorandum of Understanding between the New Mexico Economic Development Department and Virgin dated October 4, 2005, except for the last sentence of section 1, the first and last sentences of the first Paragraph of section 2, section 3(g), section 3(i), section 4(b) and section 4(d). To the extent any provisions of the above-referenced documents are not expressly superseded, such provisions are not ratified or given greater force by this Paragraph than such provisions are entitled to under the terms of those documents. There are no oral or written representations, understandings, undertakings or agreements that are not contained or expressly referenced in this Lease, and any such representations, understandings, undertakings or agreements are superseded by this Lease. Capitalized terms used but not defined in this Lease have the definitions set forth in the Development Agreement. In the event of conflict between this Lease and the Development Agreement, this Lease will control.

21.10. No Third Party Beneficiaries. This Lease is made and entered into for the sole protection and benefit of the Authority and Virgin and their respective permitted successors and assigns. No other Person will have any right of action based upon any provision of this Lease.

21.11. Severability. If any covenant, condition or provision in this Lease is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, such covenant, condition or provision will be deemed amended to conform to Applicable Laws so as to be valid or enforceable or, if it cannot be so amended without materially altering the intention of Virgin and the Authority, it will be stricken. If stricken, all other covenants, conditions and provisions of this Lease will remain in full force and effect provided that the striking of such covenants, conditions or provisions does not materially prejudice either the Authority or Virgin in its respective rights and obligations contained in the valid covenants, conditions or provisions of this Lease.

21.12. Gender, Singular/Plural. Words of any gender used in this Lease will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

21.13. Captions and Paragraph Headings. The captions, section headings, and table of contents contained in this Lease are for convenience of reference only, and in no way limit, define, or enlarge the terms, scope, and conditions of this Lease.

21.14. No Agency, Joint Venture or Partnership. Nothing in this Lease or other documents concerning the subject of this Lease will or will be construed to create an agency relationship, partnership or joint venture between the Authority and Virgin.

21.15. No Waiver. No waiver of rights or of default by the Authority or Virgin of any of the terms, covenants and conditions to be performed in this Lease, kept and observed by the Authority or Virgin will be construed as, or will operate as, a subsequent waiver of rights or a waiver of any subsequent default of any of the terms, covenants or conditions of this Lease, to be performed, kept and observed by the Authority or Virgin. No failure by the Authority or Virgin to insist upon the strict performance by the other of any agreement, term, condition or covenant of this Lease, or to exercise any right or remedy consequent upon a breach of this Lease, will constitute a waiver of any subsequent breach or of such agreement, term, condition or covenant. No waiver of any breach will affect or alter this Lease, but each and every agreement, term, condition and covenant of this Lease will continue in full force and effect with respect to any existing or subsequent breach of this Lease.

21.16. Further Assurances. The Authority and Virgin will, from time to time, take all actions and sign any documents as necessary or required to cure any ambiguity in this Lease or to further care out the purposes of this Lease.

21.17. Time of the Essence. Time is of the essence in the performance of this Lease.

21.18. Successors. All covenants, stipulations and agreements in this Lease will extend to and bind the legal representatives, permitted successors, and permitted assigns of the Authority and Virgin.

21.19. Governmental Rights and Powers. Nothing in this Lease will be construed or interpreted as limiting, relinquishing or waiving any rights of ownership enjoyed by the Authority in the Spaceport property, or waiving or limiting the Authority’s control over the management, operations or maintenance of property, except as specifically provided in this Lease, or impairing, exercising, waiving, or defining governmental rights and the police powers of the Authority.

21.20. Quiet Enjoyment. So long as no uncured Event of Default exists under this Lease, Virgin will peaceably have and enjoy the rights, uses, and privileges of the Spaceport, its appurtenances, and Facilities as granted in this Lease and by the Rules and Regulations and the Authority will defend Virgin’s right to occupy the Virgin Facilities and use all of the other Facilities against the claims of all parties whomsoever.

21.21. Recordation. Neither the Authority nor Virgin will record this Lease in the real property records of Sierra County, New Mexico (the “Recording Office”), or with any other office. At the request of the Authority or Virgin, the Authority and Virgin will sign and cause to be recorded in the Recording Office a Memorandum of Lease in the form attached to this Lease as Exhibit “J” (the “Memorandum of Lease”). If a Memorandum of Lease is signed and recorded, the Authority and Virgin will sign a Termination of Memorandum of Lease in the form attached to this Lease as Exhibit “K” (the “Termination of Memorandum of Lease”). The Termination of Memorandum of Lease will be held by the Authority and recorded within ten (10) Business Days following the expiration or any earlier termination of this Lease.

21.22. Brokerage Disclosures. The Authority and Virgin represent and warrant to each other that they have not dealt with any real estate consultant, broker, agent or salesperson, so as to create any legal right in any such consultant, broker, agent or salesperson to claim a real estate brokerage fee or consultation fee or commission in connection with this Lease.

21.23. Branding and Marketing. To the extent permitted by law, Virgin and the Authority will cooperate to maximize positive publicity regarding the Spaceport. Also, all Tenant signs, including Virgin’s, will be professionally designed, prepared and installed and in good taste so as not to detract from the general appearance of the Facilities. The Authority recognizes that Virgin’s signage will be uniquely prominent and befitting of Virgin’s status as the anchor tenant at the Spaceport. All Tenant signs, including Virgin’s, require the written approval of the Authority, which approval will not be unreasonably withheld, conditioned or delayed. To the extent permitted by law, the Authority will fully cooperate with Virgin in filing any required signage application, permit and/or variance for said signage or with respect to the Spaceport generally. Virgin agrees that its signage must comply with Applicable Laws. All elements of a sign will be maintained in a visually appealing manner, as determined by the Authority in consultation with Virgin. All signage will be designed to be consistent with and complement the materials, color and architectural style of the Facilities. Virgin will not place or maintain any permanent or temporary fixture or item or display any merchandise outside the Facilities. Virgin will not use the Common Facilities to canvass, solicit business or information from, or distribute any article or material to, other Tenants, occupants or invitees of the Spaceport.

21.24. Cooperation in Event of Legal Challenge. If a third party (except a federal agency, such as the FAA), including without limitation any Person, challenges or contests the legality of this Lease, the authority of either of the Authority or Virgin to enter into this Lease, or any action taken to comply with this Lease, in any judicial, administrative, or similar forum, the Authority and Virgin will take the following actions: (a) defend vigorously this Lease, the authority of the Authority or Virgin, or both, to enter into this Lease, or any action taken to comply with this Agreement, and oppose and defend against any attempt to prevent the Authority or Virgin from performing any of the requirements contained in this Agreement; (b) prosecute fully such defense or opposition set forth above and, if the judicial, administrative or other action or proceeding is not dismissed voluntarily, obtain a final order or decision from the judicial, administrative, or other decision maker; and (c) support any request by the other of the Authority or Virgin to intervene or participate in any such judicial, administrative or other action or proceeding. The Authority and Virgin will each promptly provide the other with a copy of any correspondence, complaint, filings, pleadings, court orders or other non-privileged writing concerning an administrative or judicial proceeding or action described in this Paragraph 21 of this Lease. Each of the Authority and Virgin will be responsible for its expenses incurred in defending against any third-party challenge, subject to the indemnification provisions of this Lease. In the event of a challenge to any term of this Agreement by the FAA, the Authority agrees to pursue its remedies under the Applicable Laws in an effort to convince the FAA that the challenged term complies with the Applicable Laws. Neither Party is obligated, however, to litigate against the FAA in either State or federal court. The Authority’s actions under this Paragraph 21.24 are subject to the approval of the Attorney General of the State.

21.25. Generally Accepted Accounting Principles. Whenever any report or disclosure referred to in this Lease consists, either in whole or in part, of actual, year-end financial information, said financial information will be prepared in accordance with generally accepted accounting principles consistently applied, if applicable.

21.26. True Lease. Virgin and the Authority recognize and agree that this Lease is a true Lease and not a financing arrangement for the Virgin Facilities or any other Facilities.

21.27. Consequential Damages. Neither party will be liable to the other for any consequential, special or indirect damages, including loss of profits. All amounts described in Paragraphs 3.4.2, 3.4.3, 3.5, 4.1.3.1, 6.7, 6.8, 6.9.2, 9.3.1, 10.1.7, 13.1.1, 13.2.1.1, 14.1.2, 14.2.2, 14.3.5, 14.3.7, 15.10, 15.12, 15.13, 16.1.4, 17.3, 17.4, 18.3.1, 18.3.2.5 and 19 are actual and direct damages, not consequential, special or indirect damages.

21.28. Counterpart Copies. This Agreement may be signed in counterpart or duplicate copies, and any signed counterpart, duplicate or facsimile copy will be equivalent to a signed original for all purposes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

VIRGIN GALACTIC, LLC,
a Delaware limited liability company

By	/s/ Jonathan Peachey
Name	Jonathan Peachey
Title	Director

NEW MEXICO SPACEPORT AUTHORITY

By	/s/ Steve Landeene
Name	Steve Landeene
Title	Executive Director

APPROVED AS TO PARAGRAPH 1.1 BY GENERAL COUNSEL TO NEW MEXICO COMMISSIONER OF PUBLIC LANDS

By	/s/ Patrick H. Lyons
/s/ [Illegible]

AGREED AS TO PARAGRAPH 1.1 BY NEW MEXICO COMMISSIONER OF PUBLIC LANDS

By	/s/ Patrick H. Lyons
Name
Title

EXHIBIT A – COMMON FACILITIES

DMJM DESIGN CONTRACT	THF DESIGN CONTRACT

1. Runways;	1. Mission control area;

2. Partial taxiways;	2. Provision for concessions, if and when determined to be part of the visitor experience;

3. Apron;	3. Wayfinding in THF;

4. Roadways sufficient for passage to the Spaceport and connection to THF;	4. Multi-purpose training facilities and conference rooms;

5. Site(s) and vehicle(s) for crash, fire and rescue services;	5. Restaurant area sufficient for fit-out by Virgin;

6. Wastewater treatment plant and infrastructure;	6. Site identification visible from the air;

7. Fuel storage area;	7. Sufficient motor vehicle parking facilities for employees and limited motor vehicle parking facilities for visitors and tour buses;

8. Water wells and associated infrastructure;	8. Conduit, with pull stations as appropriate, sufficient to accommodate fiber optic communications cable;

9. Perimeter fence and gate(s) for horizontal development area of the Spaceport; internal fencing as applicable.	9. Area within THF for activities involving visitors or the public; and

10. Electrical facilities;	10. NMSA administrative offices.

11. Walkways essential for operations;

12. Landscaping; and

13. Helicopter landing area.

EXHIBIT B – GROUND

The real property depicted in the illustration shown on the next page and more particularly described as A certain tract of land located within Sections 19 and 20, Township 15 South, Range 1 West, New Mexico Principal Meridian, Sierra County, New Mexico and being more particularly described as follows:

BEGINNING at the northwest corner of the parcel herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”, whence a 2-1/4” USGLO brass cap stamped “T15S R1W S18/S17/S19/S20” bears N23°54’02”E a distance of 2283.19 feet;

THENCE N79°10’23”E a distance of 988.25 feet to the northeast corner of the property herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”;

THENCE S10°49’37”E a distance of 780.21 feet to the southeast corner of the property herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”;

THENCE S79°10’25”W a distance of 988.26 feet to the southwest corner of the property herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”;

THENCE N10°49’35”W a distance of 780.19 feet to the point of beginning.

Said tract contains 17.7007 acres (771042.49 sq. ft.) more or less

R01WT15S
SECTION 19
R01WT15S
SECTION 20

VIRGIN GALACTIC LEASE AREA

SK19-1

EXHIBIT C – OPERATIONAL SPACEPORT PLAN

Spaceport America

Operational Spaceport Description

Background

Programming and design activities for Spaceport America (Spaceport) resulted in the definition of facility and infrastructure requirements for the development of the Operational Spaceport. The Operational Spaceport will provide facilities and infrastructure to allow horizontal launch operations by Virgin Galactic and continued vertical launch operations by Up Aerospace. In addition, support facilities are included for the New Mexico Spaceport Authority (NMSA) to operate and maintain the Spaceport. Final Design has provided types and locations of the programmed facilities as enumerated herein:

1.	Runway

2.	Partial Taxiways

3.	Aircraft Parking Apron

4.	Aircraft Rescue / Fire Fighting (ARFF) and Grounds Maintenance Facility

5.	Terminal and Hangar Facility

6.	Domestic and Fire Protection Water System

7.	Wastewater Collection and Treatment System

8.	Internal Primary and Secondary Roads

9.	24kv Electrical Distribution System

10.	Communications, Control, and Security Systems

11.	Fuel Storage Area

12.	Perimeter and Internal Fencing with Security Control Points

Airfield

The airfield includes Runway 16-34, associated taxiways, stub outs for a future crosswind Runway 7-25, and an aircraft parking apron. The runway is 10,000 feet long by 200 feet wide. A connector taxiway is designed between the runway and the Terminal & Hangar facility and turnaround taxiways are provided at each end of the runway. The turnarounds will become part of a planned future parallel taxiway. The separation between the runway and future parallel taxiway is 1200 feet based on suggested increase in separation criteria from potential users. Airfield geometries are based on FAA Group VI criteria with centerline tracking. The Operational Spaceport airfield pavement section has been designed to accommodate up to 1200 annual departures of a Boeing 757 aircraft, along with those of other smaller craft.

This element also includes the aircraft parking apron. The apron is adjacent to the Terminal and Hangar Facility and the airfield taxiway. The original apron design was approximately 750-feet by 550-feet (9.5 acres), and designed to accommodate three transient private jets with sufficient space for taxi of the WhiteKnightTwo aircraft. Shape and configuration of the apron has changed in coordination with the overall Terminal Hangar design requirements, but total apron area will essentially remain constant, along with the necessary capability to accommodate WK2 taxi traffic and minimal private jet parking.

The following additional components are included in the design of the airfield for Operational Spaceport in support of daytime launch and landing operations:

1.	Electrical duct bank crossings under runway and taxiway pavement to accommodate future lighting needs

2.	Drainage structures within the airfield development area

3.	Airfield signage (unlit)

4.	Wind Cones

5.	Apron lighting to be mounted on the Terminal and Hangar Facility (lighting to be included in the THF design and construction package).

The airfield pavement section consists of 3-inch asphalt concrete surface, 4-inch asphalt concrete base, 6-inch crushed aggregate base and 6-inch cement treated subgrade. The design is based on FAA design guidelines using the Operational Spaceport Fleet Mix.

Internal Roadways

Scope includes all paved and gravel roadways within the Spaceport America boundary. Internal roads start at County Road A013 and include primary and secondary roads. The primary road is the entrance to Spaceport beginning at County Road A013 along County Road A039, transitioning to County Road A021 and continuing into the horizontal launch facilities development area. The Camino Real crossing is established at CR A-039. The secondary roads provide access to the wastewater treatment facility and vertical launch area. The primary road is an asphalt pavement section and secondary roads are gravel roads. Roadway lighting is provided at the intersections along the primary road only, using solar powered light fixtures. Where applicable, roads end and tie into parking lots at individual facilities or apron pavement.

All roads are two-lane roads within a 60-foot wide roadway corridor to accommodate the associated drainage ditches. All utilities (water, wastewater, power, and communications) are located underground in a common 35-foot wide utility corridor. Where applicable, the utility corridor is located adjacent to the roadway corridor.

Water System

The water system facilities include water supply, water storage, water transmission, and water distribution facilities. Water service to Operational Spaceport will include potable domestic and fire flow. The water distribution and transmission system will be located within designated utility corridors.

Water System design includes:

1)

The well field is located south of the runway and horizontal development area based on the test well program undertaken during the design of Operational Spaceport. The design is for a well field with a capacity of 100 gpm to supply a demand of 60 gpm. The difference in demand versus capacity is twofold; The State Engineer will only grant water rights based on 60% of the individual well capacity; and 60% allows for cycling the well pumps.

2)	A Booster Station at the northwest corner of the horizontal development area to include:

a)	Domestic Flow pumps, including low flow jockey pump and hydro pneumatic tank.

b)	High Service (Fire Flow) Pumps capable of pumping 3,500 gpm.

3)	One Back-up emergency generator at the booster station

4)	1.3M-gallon water storage tank constructed of welded steel, painted with natural earth tone. The tank will be approximately 65-feet in diameter and 14-feet high.

5)

The location of the booster station and water storage tank at the northwest corner of the horizontal development area reduces the length of large diameter pipe needed for fire flow and allows the tank to be hidden from the Camino Real view shed behind high ground.

6)	Approximately 15,500 linear feet of 10-inch through 16-inch water distribution main

7)	Approximately 34,000 linear feet of 2-inch through 6-inch water supply line

Wastewater System Improvements

The wastewater system facilities include the wastewater collection, treatment, and disposal systems. This element includes storage facilities for treated effluent to be used for non-potable water uses. The effluent storage tank and equalization basin will be located at wastewater treatment facility (WWTF). The wastewater collection system will be located within designated utility corridors.

Wastewater System design includes:

1)	Recirculation filter wastewater treatment facility (WWTF) with a 19,000-gpd capacity

2)	Groundwater recharge field (underground leach field) for wastewater effluent.

3)	12,000 gallon effluent storage tank for beneficial re-use.

4)	Approximately 16,500 linear feet of gravity sewers from horizontal launch area building sites to WWTF.

5)	An Equalization Basin at the treatment plant for high event flows.

6)	One Septic Tank and Leach Field at the vertical launch sites included as an Add Alternative to the construction bid documents

On-Site Electrical Distribution

The on-site electrical distribution system includes the main site substation and switch gear station, 24kv primary distribution power lines within designated utility corridors, and required transformers off the primary distribution line. The system is designed to support an ultimate expected site wide load of 10mvA, though capacity at initial build-out will be sized to support needs of the Operational Spaceport Plan. Primary distribution power line will be direct buried cable. The distribution system extends to and includes the transformers at individual buildings or other use points. Backup generators to ensure operability of critical site and building systems during power interruptions, and UPS battery backup systems for uninterruptible operation of mission-related controls for up to four hours during an outage are included. Extension of the distribution system beyond the south end of the runway to the wastewater treatment plant is underground, with provision for extension to the vertical launch area in an Add Alternative.

Power will be provided to the site by Sierra Electric Cooperative (SEC), the franchise provider for this geographical area. SEC will tap an 115KV transmission line approximately 6-miles west of CR A013. SEC will construct a substation at the tap and provide aerial transmission to a location approximately 3/4 mile west of CR A013, at which point the lines will transition to underground. The underground feed will continue east to the on-site switch gear station located approximately 3 miles east of CR A013 inside the Spaceport boundary. The transition point from aerial to underground feed was determined in consultation with BLM and the Camino Real interests.

Communications, Control, and Security Systems

The following systems comprise the scope of facilities and systems to be installed and operated under the Operational Spaceport Plan:

1)	Underground conduit pathways for Outside Service Provider fiber optic cables

2)	Direct buried fiber optic cable for onsite communication distribution between NMSA facilities

3)	Local Area Networking Systems

4)	Telephone Systems

5)	Wireless Radio

6)	Paging / Public Address System

7)	Fire Alarm Protection System

8)	Security Monitoring and Control Systems

9)	SCADA / Automation, Monitoring, and Control Systems

The on-site communications backbone includes all communications cabling within designated utility corridors. The New Mexico Department of Information Technology (DoIT) will designate a service provider for NMSA at Spaceport to provide cable and telecommunications service to the NMSA’s Telecommunications Center in the Terminal and Hangar facility. The selected service provider should ensure that they provide sufficient bandwidth to meet both NMSA and Virgin’s requirements and provide adequate fail over / redundancy provisions. The campus network will originate from the Telecommunications Center and consist of direct buried fiber optic cable connecting the NMSA facilities at the THF and ARFF. For Operational Spaceport, communications with other infrastructure facilities (i.e. fuel storage, water, wastewater) will be through wireless technologies.

Terminal and Hangar Facility

This element is the Terminal and Hangar facility that will accommodate Virgin Galactic operations and NMSA Administrative functions. The three-level, 100,000 square foot (approximate) facility is located northwest of the intersection of Runway 16-34 and future Runway 7-25. This facility will include the following components, at a minimum:

1)	Commercial hangar space for housing, outfitting, and light maintenance of Virgin Galactic air and space craft

2)

Operational and mission control spaces for Virgin Galactic, including astronaut training, pre-flight preparation, post-flight recovery, family and friends lounge, conference space, restroom and shower facilities

3)	Operational spaces for NMSA including headquarters offices, site communications and control center, administrative and operational staff offices

4)	Shell space for restaurant/cafeteria facilities

5)	Hangar support spaces such as tool storage, shop and maintenance space, spare parts storage

6)	Necessary mechanical and electrical support spaces, equipment, and distribution for required building operation

The facility is being designed to LEED Gold standards and will incorporate numerous design features to ensure a highly environmentally sensitive and efficient facility. These features may include earth tubes for pre-heating/cooling incoming air, ground-based thermal loops for HVAC efficiency enhancement, ambient lighting, low-e glazing, etc.

Combined Aircraft Rescue and Firefighting (ARFF) and Grounds Maintenance Facility

This is an 8,000 square foot facility housing Aircraft Rescue and Firefighting and grounds maintenance. The facility is located north of the Terminal and Hangar Facility and adjacent to runway and roadways providing necessary emergency and operational access to critical site facilities. The ARFF vehicle bays will accommodate one ARFF vehicle, one structural fire truck, a one ton pickup carrying an ARFF skid unit, and an EMT truck.

Operational spaces included within the facility include day room, conference space, crew kitchen and bunk space, restrooms/showers, laundry, equipment storage, offices, and mechanical/electrical rooms. Exterior spaces will be allocated to storage and parking of NMSA grounds maintenance equipment.

Fuel Storage Area

The Fuel Storage Area, located on the far northwest end of the development area, includes ground preparation, berms, site specific fencing, Jet-A, gasoline, and diesel fuel storage tanks, piping and pumps. One Jet-A (25,000 gal), one gasoline (250 gal), and one diesel tank (500 gal) will be provided. Vehicle pavement around the facility will be included with a connection to the internal roadways. Pavement in the fuel transfer area will be concrete, and General design and spacing were configured with appropriate separations per FAA AST Spaceport licensing guidelines,

The layout has been designed to accommodate expansion as new Tenants come to Spaceport, with designated, graded pad sites available for Tenant fuel storage requirements.

Fencing

This element includes all perimeter and internal fencing and access gates. Security and access control points will be established to ensure a high degree of security in the launch areas. High game fence is provided around the perimeter of the airfield and primary horizontal development area. Fencing around water wells and the wastewater treatment facility will be standard barbed-wire cattle fencing. Chain link security fencing will be installed around the electrical substation and fuel storage areas. The fencing at the vertical launch area is existing chain link and barbed-wire. County roads AO39 and AO21 will be fenced to keep cattle and vehicle traffic separated.

Vertical Launch Area

The vertical launch area consists of the existing launch facilities, used by UP Aerospace, with a concept layout for two additional launch pads. The facilities consist of a suborbital vehicle launch pad with launch rail, a solid rocket motor storage locker, and portable trailers providing launch control. Since there is no additional committed vertical launch Tenant at this time, the two additional launch pads are considered future and not included in Operational Spaceport. Add Alternatives are included in the Operational Spaceport construction bid documents to extend water and power to the vertical launch area and provide a septic system.

Operational Spaceport Airfield Design Fleet Mix

User	Aircraft	MTOW	Annual Departures
Tenant 1	Boeing 757	240,000	1,200
Tenant 2	150,000 DWG	150,000	600
Tenant 3	150,000 DWG	150,000	300
Global Express	100,000 DWG	100,000	500
Gulfstream V	90,500 DWG	90,500	500
Gulfstream IV	73,200 DWG	73,200	500
Gulfstream III	68,700 DWG	68,700	500
Eclipse 500	7,000 SWG	7,000	1,000
Citation X	35,700 DWG	35,700	500
Other	30,000 SWG	30,000	1,000

EXHIBIT D – VIRGIN FACILITIES

EXHIBIT E – OPTION AREA

EXHIBIT F– USERS FEES

USER FEE RATES

User Fee rates are provided below and are subject to the conditions contained in paragraph 6.4 of this Lease.

<u>Definitions</u>:
Exclusive Airfield Use - Use by any Tenant when the Spaceport is restricted for all other flight and/or ground operations.
Space flight Passenger - All customers that fly on the spacecraft, but excluding Virgin employees.
Flight Test / Training not Requiring Exclusive Airfield Use - Flight test or training by any Aircraft or combination of Aircraft for the purpose of supporting the space operations.

User Fee Structure for Greater than 100 flights annually

Passengers up to and including	143	285	570	1710	3420	Greater than
Flights up to and including	25	50	100	300	600	Greater than
Flight Test up to and including	25	50	100	300	600	Greater than
Exclusive Airfield Use Fee	$ 55,000	$ 25,000	$ 10,000	$ 5,000	$ 2,500	$ 1,000
Spaceflight Passenger Fee	$ 7,500	$ 3,500	$ 2,000	$ 1,000	$ 1,000	$ 500
Non Exclusive Use Flights	$ 7,500	$ 5,000	$ 2,500	$ 1,000	$ 1,000	$ 1,000

Proforma Model based on the Virgin Business Plan:

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Passengers	590	1,653	2,984	3,557	4,104	4,104	4,104	4,104	4,104	4,104
Exclusive Use Flights	104	290	506	624	720	720	720	720	720	720
Estimated Non-Exclusive Use Flights	52	146	253	312	360	360	360	360	360	360
% of available time utilized	7%	20%	36%	44%	51%	51%	51%	51%	51%	51%
User Fees										
Exclusive Airfield Use Fee	2,770,000	3,704,000	4,255,000	4,524,000	4,620,000	4,620,000	4,620,000	4,620,000	4,620,000	4,620,000
Spaceflight Passenger Fee	2,162,500	3,227,500	4,451,500	5,058,000	5,331,500	5,331,500	5,331,500	5,331,500	5,331,500	5,331,500
Non Exclusive Use Flights	317,500	472,500	594,500	649,500	697,500	697,500	697,500	697,500	697,500	697,500
Total user fees payable	5,250,000	7,405,000	9,300,000	10,231,500	10,649,000	10,649,000	10,649,000	10,649,000	10,649,000	10,649,000
Operation & Maintenance Expenses	5,624,221	5,089,943	6,160,007	6,203,207	6,408,071	6,537,049	6,667,790	6,801,146	6,937,169	7,075,912
Total Expenses	10,509,413	10,986,022	19,250,046	19,480,718	19,583,493	19,683,200	19,777,719	19,876,869	19,980,916	20,090,025

Passengers up to and including	143	285	570
Flights up to and including	25	50	100
Flight Test up to and including	25	50	100
Exclusive Airfield Use Fee	$ 75,000	$ 35,000	$ 10,000
Spaceflight Passenger Fee	$ 10,000	$ 3,500	$ 2,000
Non Exclusive Use Flights	$ 10,000	$ 5,000	$ 2,500

Proforma Model Based on 100 or Less Exclusive Use Flights

	Example for Quantity in a Given Year									
Passengers	29	29	57	86	114	143	171	285	429	570
Exclusive Use Flights	4	5	10	15	20	25	30	50	75	100
Estimated Non-Exclusive Use Flights	2	3	5	9	10	13	15	25	38	50
User Fees										
Exclusive Airfield Use Fee	300,000	375,000	750,000	1,125,000	1,500,000	1,875,000	2,050,000	2,750,000	3,000,000	3,250,000
Spaceflight Passenger Fee	290,000	290,000	570,000	860,000	1,140,000	1,430,000	1,520,000	1,927,000	2,213,000	2,497,000
Non Exclusive Use Flights	20,000	25,000	50,000	75,000	100,000	125,000	150,000	250,000	312,500	375,000
Total user fees payable	600,000	690,000	1,370,000	2,060,000	2,740,000	3,430,000	3,720,000	4,927,000	5,214,250	5,214,250
Operation & Maintenance Expenses	5,624,221	5,089,940	6,160,007	6,203,207	6,408,071	6,537,949	6,667,790	6,801,146	6,937,169	7,075,912

EXHIBIT G – PERFORMANCE GUARANTEE

Lloyds TSB Bank plc

1251 Avenue of The Americas

39th Floor

New York, N.Y. 10020

Telephone:

Facsimile:

SWIFT: LOYDUS33NYB

DRAFT

COPY ONLY

IRREVOCABLE LETTER OF CREDIT No. NYSB......

We Lloyds TSB Bank plc, 1251 Avenue of The Americas, 39th Floor, New York, N.Y. 10020 issue our irrevocable Standby Letter of Credit No.

Beneficiary:

New Mexico Spaceport Authority

310 Church Street, Suite G

Las Cruces, New Mexico, USA 88001

Applicant: Virgin Galactic, LLC, 6 Half Moon Street, London, England W1J 7BA

Amount: Not exceeding Two Million and No/100 U.S. Dollars ($2,000,000.00)

Expiration Date:                      (one year from issue)

Place of Payment and Expiration: Lloyds TSB Bank plc, 1251 Avenue of the Americas, 39th Floor, New York, N.Y. 10020

Available by payment with: Lloyds TSB Bank plc, 1251 Avenue of the Americas, 39th Floor, New York, N.Y. 10020 against the following:-

The Beneficiary’s written demand(s) for payment in the form of either Exhibit A or Exhibit B.

We hereby undertake that documents presented at this office on or before the expiration date in compliance with the terms and conditions of this Standby Letter of Credit shall be honoured.

This Standby Letter of Credit is subject to international Standby Practices (ISP98). International Chamber of Commerce Publication No. 590 and the laws of the State of New York.

For and behalf of:

Lloyds TSB Bank plc,
NEW YORK BRANCH

Authorised Signatory.	Authorised Signatory.

EXHIBIT H – MINIMUM NUMBER OF DAILY/YEARLY FLIGHTS & FULL/PART-TIME EMPLOYEES

YEAR	MINIMUM NUMBER OF FULL-TIME OPERATIONAL EMPLOYEES (LOCATED AT SPACEPORT AMERICA)	MINIMUM NUMBER OF FULL-TIME MANAGEMENT AND ADMINISTRATIVE EMPLOYEES (LOCATED IN NEW MEXICO)
Year 0 - 2009*	32	Included in Minimum Number of Full-Time Operational Employees

Year 1 ++	43	45

Year 2	69	49

Year 3	100	54

Year 4	105	57

Year 5	113	58

Year 6	113	58

Year 7	113	60

Year 8	113	60

Year 9	113	61

Year 10	113	61

*	Year 0 is the year prior to the start of commercial flight operations.
++

Year 1 starts on the Date of Beneficial Occupancy and ends on December 31 of the same year; thereafter, the Lease Year is the twelve month period commencing on each annual anniversary of the Date of Beneficial Occupancy.

YEAR	MINIMUM NUMBER OF ANNUAL COMMERCIAL FLIGHTS LAUNCHING FROM SPACEPORT AMERICA	MINIMUM NUMBER OF ANNUAL PASSENGERS ON FLIGHTS LAUNCHING FROM SPACEPORT AMERICA
Year 1++	104	592

Year 2	290	1,653

Year 3	506	2,844

Year 4	624	3,556

Year 5	720	4,104

Year 6	720	4,104

Year 7	720	4,104

Year 8	720	4,104

Year 9	720	4,104

Year 10	720	4,104

EXHIBIT I – NEW MEXICO PROPERTY CERTIFICATE OF COVERAGE

EXHIBIT J – MEMORANDUM OF LEASE

Memorandum of Lease

Lessor:	New Mexico Spaceport Authority

Lessee:	Virgin Galactic, LLC

Premises:	The area of land described on the attached Exhibit ”A”; the Virgin Facilities as described in the Lease; and a common interest in the Common Facilities described in the Lease.

Date of Lease:	, 2008

Initial Term:	20 years from the Date of Lease

Renewal Option:	The Lease provides options to extend the term of the Lease.

VIRGIN GALACTIC, LLC,
a Delaware limited liability company

By
Name
Title
Date

NEW MEXICO SPACEPORT AUTHORITY

By
Name
Title
Date

ACKNOWLEDGMENTS

STATE OF NEW MEXICO

COUNTY OF ____________________

This instrument was acknowledged before me on ______________________, 2008, by _________________________________________, Executive Director of the New Mexico Spaceport Authority, on behalf of the New Mexico Spaceport Authority.

Notary Public
My commission expires:

STATE OF NEW MEXICO

COUNTY OF ________________

This instrument was acknowledged before me on ____________________, 2008, by ____________________, ____________________ of Virgin Galactic, LLC, a Delaware limited liability company, on behalf of the limited liability company.

Notary Public
My commission expires:

Exhibit A to Memorandum of Lease-Property

The real property depicted in the illustration shown on the next page and more particularly described as A certain tract of land located within Sections 19 and 20, Township 15 South, Range 1 West, New Mexico Principal Meridian, Sierra County, New Mexico and being more particularly described as follows:

BEGINNING at the northwest corner of the parcel herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”, whence a 2-1/4” USGLO brass cap stamped “T15S R1W S18/S17/S19/S20” bears N23°54’02”E a distance of 2283.19 feet;

THENCE N79°10’23”E a distance of 988.25 feet to the northeast corner of the property herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”;

THENCE S10°49’37”E a distance of 780.21 feet to the southeast corner of the property herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”;

THENCE S79°10’25”W a distance of 988.26 feet to the southwest corner of the property herein described, monumented with a 5/8” by 18” rebar with a 1-1/4” Orange plastic cap stamped “BENHAM LS 15700”;

THENCE N10°49’35”W a distance of 780.19 feet to the point of beginning.

Said tract contains 17.7007 acres (771042.49 sq. ft.) more or less

R01WT15S
SECTION 19
R01WT15S
SECTION 20

SPACEPORT AMERICA

VIRGIN GALACTIC LEASE AREA

SK19-1

EXHIBIT K – TERMINATION OF MEMORANDUM OF LEASE

NOTICE OF TERMINATION OF LEASE

The New Mexico Spaceport Authority as lessor and Virgin Galactic LLC, a Delaware limited liability company, as lessee hereby terminate the Lease evidenced by the Memorandum of Lease recorded, ____________________________ in Book ___________________________, Page _________________________, as Doc. No. _________________________, record of Sierra County, New Mexico.

Dated: ___________________, 200_.

VIRGIN GALACTIC, LLC,
a Delaware limited liability company

By
Name
Title
Date

NEW MEXICO SPACEPORT AUTHORITY

By
Name
Title
Date

ACKNOWLEDGMENTS

STATE OF NEW MEXICO

COUNTY OF ______________________

This instrument was acknowledged before me on ____________________, 2008, by ____________________, Executive Director of the New Mexico Spaceport Authority, on behalf of the New Mexico Spaceport Authority.

Notary Public
My commission expires:

STATE OF NEW MEXICO

COUNTY OF

This instrument was acknowledged before me on ____________________, 2008, by ____________________, ____________________ of Virgin Galactic, LLC, a Delaware limited liability company, on behalf of the limited liability company.

Notary Public
My commission expires: